UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.        )

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Sonoco Products Company

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SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

March 8, 2013

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 17, 2013, at 11:00 a.m. (Eastern time).

We have enclosed a Notice of 2013 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2012 Annual Report, which reviews the Company’s events of the past year, and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2013 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or brokers’ voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Harris E. DeLoach, Jr.

Chairman & Chief Executive Officer

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. (Eastern time) on Wednesday, April 17, 2013

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PURPOSES	(1)	To elect five members of the Board of Directors;

(2)	To ratify the selection of independent registered public accounting firm;

(3)	To vote on an advisory resolution to approve executive compensation; and

(4)	To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	You may vote only if you were a shareholder of record at the close of business on February 27, 2013.

ANNUAL REPORT	We have enclosed a copy of the 2012 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1)	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States;

(2)	VISIT THE WEB SITE shown on your proxy card and vote via the Internet; or

(3)	MARK, SIGN, DATE, AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank, or other nominee, please follow the instructions that entity sent to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

Ritchie L. Bond

Secretary

March 8, 2013

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 17, 2013, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, SC, and at any adjournment or postponement of the meeting. The terms “we,” “our,” “us,” “Sonoco,” and “the Company” all refer to Sonoco Products Company. The proxy materials are first being mailed on or about March 15, 2013.

Who May Vote

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 27, 2013. At the close of business on February 27, 2013, a total of 101,084,635 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

How to Vote Shares Held Directly

If you hold your shares in your own name as a record shareholder, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options: telephone, Internet, or mail.

Vote by Telephone:

You may vote by telephone (if you live in the United States) using the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Vote through the Internet:

You may vote through the Internet. The Web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Actions of the Proxy Agents

If you are a record shareholder and you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to the Board of Directors, FOR ratification of the selection of PricewaterhouseCoopers, LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and FOR the advisory (non-binding) resolution to approve executive compensation. The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Vote Shares Held in Street Name by a Broker, Bank, or Other Nominee

If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your account manager. Your broker or other nominee is not permitted to vote your shares on election of directors or on the advisory (non-binding) resolution to approve executive compensation, unless you provide voting instructions. Therefore, to be sure your shares are voted, please instruct your broker or other nominee as to how you wish it to vote.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting and present it to the Secretary of the Company at the meeting.

If you wish to attend the meeting in person, you may obtain directions to our office at our Web site: www.sonoco.com. The site of the Annual Meeting is only a short distance from the Sonoco office, and directions from the office to the annual meeting site may be obtained at the reception desk.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Annual Meeting;

•	by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 USA, written instructions revoking your proxy; or

•	by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

How Votes Will Be Counted

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank, or nominee who holds shares in street name for a beneficial owner attends the meeting in person or by proxy but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal, and has not received voting instructions from the beneficial owner.

Brokers do not have discretionary authority to vote on director elections or the advisory (non-binding) resolution to approve executive compensation. Therefore, if you return a broker voting instruction form but do not indicate how you want your broker to vote on either of these matters, a broker non-vote will occur with respect to these matters. Brokers do, however, continue to have discretionary authority to vote on ratification of independent auditors, and may do so when you have not provided instructions on that matter.

If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there are the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors (including broker non-votes) will have no effect on the outcome of the election. Cumulative voting is not permitted.

The vote on the advisory resolution to approve executive compensation is non-binding on us and our Board of Directors. Marking the proxy card or your broker voting instructions “FOR” indicates support for the resolution; marking the proxy card or your broker voting instructions “AGAINST” indicates lack of support for the resolution. You may abstain by marking the “ABSTAIN” box on the proxy card or your broker voting instructions.

Any other matter, including ratification of the selection of PwC as our independent registered public accounting firm, that may be brought before the meeting will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted will have no effect on the outcome of such matters.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that some of our officers and regular employees will solicit proxies by telephone, fax, email, or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors of the Company at twelve. At our Annual Meeting, five directors will be elected. Messrs. J.R. Haley, J.H. Mullin, III, P.R. Rollier, M.J. Sanders, and T.E. Whiddon have been nominated to hold office for the next three years, their terms expiring at the Annual Shareholders’ Meeting in 2016, or when their successors are duly elected and qualify to serve. Mr. Sanders, elected by the Board of Directors in December 2012, has not been previously elected by shareholders. He was recommended for election to the Board by our Chief Executive Officer. The proxy agents intend to vote FOR the election of the five persons named above unless you withhold authority to vote for any or all of the nominees. The Board of Directors recommends that you vote FOR each nominee.

Name, Age, Principal Occupation, and Directorships in Public Corporations during the Last Five Years	Director Since
JOHN R. HALEY (51). Mr. Haley has served as Chief Executive Officer of Gosiger, Inc., (a privately owned distributor of computer-controlled machine tools and factory automation systems), Dayton, OH, since 2010. Prior to his current role, he served as a Gosiger managing partner from 2001 to 2010, and as a Division Vice President from 1992 to 2001. Mr. Haley is currently a director of Ultra-met Carbide Technologies and the Gosiger Foundation. Mr. Haley is the brother-in-law of R.H. Coker, who is an executive officer of the Company.	2011

JOHN H. MULLIN, III (71). (1)Mr. Mullin has been Chairman of Ridgeway Farm LLC (privately held timber and farming business), Brookneal, VA, since 1989. He was associated with Dillon, Read & Co. Inc. (investment bank) from 1969 to 1989, last serving as Managing Director. Mr. Mullin is currently a director of Hess Corporation and was previously a director of Progress Energy, Inc. from 1999 to 2012.	2002

PHILIPPE R. ROLLIER (70). (1)Mr. Rollier retired as President and Chief Executive Officer of Lafarge North America (construction materials group), Herndon, VA, in December, 2006, having served in that position since 2001. He spent his entire career with Lafarge Group progressing through numerous positions before
assuming the above-mentioned responsibilities. He is currently a director of Mersen (formerly Carbone Lorraine), a member of the supervisory board of Group Gregoire (a manufacturer of windows and doors), and President Director General of STAN SA (an institution of higher learning). He was previously a director of Monier, S.A. from 2007 to 2008, Sperian Protection from 2007 to 2010, and Moria, S.A. from 1992 to 2011.	2007

(1)	Although Messrs. Mullin and Rollier are being elected for three year terms to serve until 2016, our Bylaws provide that retirement of director shall be automatic upon reaching the age of 72. Accordingly, Mr. Mullin will retire from the Board in 2014, and Mr. Rollier will retire from the Board in 2015.

Name, Age, Principal Occupation, and Directorships in Public Corporations during the Last Five Years	Director Since
M. JACK SANDERS (59). Effective April 1, 2013, Mr. Sanders will become our Chief Executive Officer. He has been our President and Chief Operating Officer since 2010. He was our Executive Vice President, Consumer from January to December 2010, Executive Vice President, Industrial from 2008 to 2010, Senior Vice President, Global Industrial Products 2006 to 2008, Vice President, Global Industrial Products from January to October 2006, Vice President, Industrial Products, N.A. from 2001 to 2006.	2012

THOMAS E. WHIDDON (60). Mr. Whiddon has been an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm), since October 2005, and in this role has served various Berkshire portfolio companies in an executive capacity on an interim basis. He was Executive Vice President – Logistics and Technology of Lowe’s Companies, Inc. from 2000 until he retired in 2003 and was previously their Executive Vice President and Chief Financial Officer from 1996 to 2000. Mr. Whiddon is currently a director of Carter’s Inc. and Dollar Tree Stores, Inc.	2001

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2014 are:

Name, Age, Principal Occupation, and Directorships in Public Corporations during the Last Five Years	Director Since

JAMES M. MICALI (65). Mr. Micali has been Senior Advisor to, and limited partner of, Azalea Fund III of Azalea Capital LLC (private equity firm), Greenville, SC, since 2008. He served as “Of Counsel” with Ogletree Deakins LLC (law firm), Greenville, SC, from 2008 to 2011. He retired as Chairman and President of Michelin North America, Inc., Greenville, SC, in August 2008. He had held those positions since 1996. Following his retirement, Mr. Micali served as a consultant to Michelin through September, 2009. Mr. Micali is currently a director of SCANA Corporation and American Tire Distributors Holding, Inc. He also serves on the boards of several Azalea owned companies and is an advisory board member of Humphrey Enterprises (an automotive supplier), of Boston, MA. Mr. Micali is a trustee of the French Cultural Center, a nonprofit Boston charitable organization. He was previously a director of Lafarge North America from 2003 to 2007 and Ritchie Bros. Auctioneers, Incorporated, from 2008 to 2012.

2003

LLOYD W. NEWTON (70). General Newton was Executive Vice President of the Pratt & Whitney Military Engines business unit (developer and manufacturer of
engines for military and commercial aircraft), E. Hartford, CT (a part of United Technologies Corporation), from 2000 until his retirement in 2006. General Newton retired as a four-star general of the U.S. Air Force in 2000 after a distinguished 34-year military career. At the time of his retirement from the Air Force, General Newton was Commander, Air Education, and Training Command — a 13-base, 57,000 personnel assignment. He is currently a director of Torchmark Corporation and L-3 Communications Holdings, Inc. He also serves as a director of Milliken & Company (a privately held innovative textile and chemical company), and is Chairman of the National Defense University, Board of Visitors. He was previously a director of Goodrich Corporation from 2006 to 2012.	2008

MARC D. OKEN (66). Mr. Oken has been Managing Partner of Falfurrias Capital Partners (a private equity firm), Charlotte, NC, since 2006. He held executive officer positions (most recently as Chief Financial Officer) at Bank of America Corporation from 1989 until he retired in January 2006. Prior to joining Bank of America, he was a partner at Price Waterhouse LLP, serving there for 13 years. From 1981 to 1983, Mr. Oken was a Fellow with the Securities and Exchange Commission. He is currently a director of Marsh & McLennan Companies, Inc., and was previously a director of Star Scientific, Inc. from 2005 to 2009.	2006

James L. Coker, a director of the Company since 1969, retired from the Board of Directors upon reaching his 72nd birthday in February 2013.

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2015 are:

Name, Age, Principal Occupation, and Directorships in Public Corporations during the Last Five Years	Director Since
DR. PAMELA L. DAVIES (56). Dr. Davies has been President of Queens University of Charlotte (institution of higher learning), Charlotte, NC, since 2002. Prior to that, she was Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002. She is currently a director of Family Dollar Stores, Inc. and YMCA, USA. She was previously a director of Charming Shoppes from 1998 to 2009 and C&D Technologies, Inc. from 1998 to 2010.	2004

HARRIS E. DeLOACH, JR. (68). Mr. DeLoach has been our Chairman since 2005 and our Chief Executive Officer since 2000. He was our President from 2000 to 2010, Chief Operating Officer from April 2000 to July 2000, Senior Executive Vice President from 1999 to 2000, Executive Vice President from 1996 to 1999, Group Vice President from 1993 to 1996, Vice President – Film, Plastics and Special Products from February 1993 to October 1993, Vice President – High Density Film Products division from 1990 to 1993, and Vice President – Administration and General Counsel from 1986 to 1990. Mr. DeLoach is currently a director of Duke Energy and Milliken & Company (a privately held innovative textile and chemical company). He was previously a director of Progress Energy, Inc. from 2006 to 2012 and Goodrich Corporation from 2003 to 2012.	1998

EDGAR H. LAWTON, III (52). Mr. Lawton has been President and Treasurer of Hartsville Oil Mill (vegetable oil processor), Darlington, SC, since 2000, and he has been a director of Hartsville Oil Mill since 1991. Mr. Lawton was Vice President of Hartsville Oil Mill from 1991 to 2000.	2001

JOHN E. LINVILLE (67). Mr. Linville served as an attorney in private practice in New York, NY, from 2004 until his retirement in 2012. Prior to that he had been Counsel with Manatt, Phelps & Phillips, LLP from 2003 to 2004. He joined the firm through its merger with his prior firm – Kalkines, Arky, Zall & Bernstein, LLP (“KAZB”). Mr. Linville joined KAZB in 1990 after having been General Counsel and then Acting President of the New York City Health & Hospitals Corporation.	2004

ADDITIONAL INFORMATION ABOUT EXPERIENCE AND QUALIFICATIONS

OF DIRECTORS AND NOMINEES

Our current directors have a wide range of specific employment and other leadership experiences, knowledge and skills that qualify them for service on our Board and its Committees. Many of our directors also serve on the boards of other public companies, which provides them experience with governance, legal, and regulatory issues facing public companies in general, and with alternative approaches to those issues. Most of our directors are also active on the boards of non-profit organizations.

In addition to the background information described in their biographies, their individual qualifications are highlighted below:

Dr. Pamela L. Davies, as President of Queens University of Charlotte and the former Dean of the McColl School of Business, brings financial and strategic planning expertise, broad leadership ability, a global perspective, and a strong business academic viewpoint, as well as relevant experience on other public boards.

Mr. Harris E. DeLoach, Jr., as our Chairman and Chief Executive Officer, has 27 years of significant leadership experience with our Company and has extensive knowledge and understanding of our business, our people, our customers, and our shareholders. As a former practicing attorney and a board member of other public companies, he also brings in-depth legal and board governance experience.

Mr. John R. Haley’s current position as Chief Executive Officer of Gosiger, Inc., as well as his previous management roles in that organization, have provided him extensive leadership experience in the manufacturing sector. His related experience in corporate finance also provides a valuable resource for our Board.

Mr. Edgar H. Lawton, III, as President of Hartsville Oil Mill, brings knowledge of global commodity markets and customers, as well as financial acumen. His operations knowledge includes expertise in managing environmental issues. He is very helpful to us as a local business owner in the same geographic area as our global headquarters.

Mr. John E. Linville is a retired attorney and has been a partner in two New York City law firms. He has also served as General Counsel and Acting President of the New York City Health & Hospitals Corporation, the organization that operates New York City’s public hospitals. This experience provided him with legal and financial expertise as well as leadership skills from the perspective of a large organization. As Chair of the Employee and Public Responsibility Committee, his background provides our Board with useful insights on a range of policy issues.

Mr. James M. Micali, formerly “Of Counsel” to Ogletree Deakins LLC law firm and formerly Chairman and President of Michelin North America, Inc., has highly relevant leadership and operating experience in a large manufacturing company with global reach. His international perspective, corporate governance experience as a director of other public companies, and legal expertise are also very valuable to us as a Board member and in his role as Lead Director.

Mr. John H. Mullin, III, currently Chairman of Ridgeway Farm LLC (Brookneal, VA), and former managing director for Dillon, Read & Co., is also a board member for Hess Corporation and previous lead director for Progress Energy, Inc. He brings in-depth knowledge of finance and financial markets, merger and acquisition expertise, and broad leadership experience. He also has relevant experience with board governance.

General Lloyd W. Newton, formerly an Executive Vice President with Pratt & Whitney Military Engines (a business unit of United Technologies Corporation) and a retired four-star general in the U.S. Air Force, brings a wealth of leadership and management experience, human resource skills, and knowledge of technology, as well as a global perspective. He also serves on the boards of two other public companies.

Mr. Marc D. Oken, currently Managing Partner of Falfurrias Capital Partners and retired Chief Financial Officer of Bank of America Corporation, and a former partner with Price Waterhouse LLP, has in-depth financial experience, banking perspective, and mergers and acquisition background, as well as senior leadership experience. Because of his accounting and banking background, Mr. Oken has served as Chair of the Audit Committee, as well as being an Audit Committee Financial Expert. Mr. Oken also serves as Chair of the Audit Committee for the Marsh & McLennan Companies, Inc.

Mr. Philippe R. Rollier, as retired President and Chief Executive Officer of Lafarge North America, a global building products company, brings knowledge of global markets, experience as a public company chief executive officer, broad leadership capability, and strong operational background and expertise. His perceptions on international business issues are particularly valuable to our Board. Mr. Rollier has served on the boards of other public companies with involvement on audit, compensation, governance and strategic planning committees.

Mr. M. Jack Sanders, as our current President and Chief Operating Officer, has 25 years of leadership experience with our Company, including executive experience with each of our operating business segments.

Mr. Thomas E. Whiddon, as Advisory Director of Berkshire Partners, LLC, and as retired Executive Vice President — Logistics and Technology and Chief Financial Officer with Lowe’s Companies Inc., brings general management, information technology and logistics expertise, and strong financial acumen, as well as experience with retail end markets. Prior to the Annual Meeting, Mr. Whiddon will become chair of the Audit Committee. Mr. Whiddon also serves on the boards of two other public companies that provide him with corporate governance expertise and background.

CORPORATE GOVERNANCE

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards. These guidelines are set forth in our Corporate Governance Guidelines, which are available on our Web site at www.sonoco.com.

A director will not be considered independent if:

•	The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•

The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•	The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on Sonoco’s audit;

•	The director or an immediate family member was within the last three years a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•

Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent: P.L. Davies, E.H. Lawton, III, J.E. Linville, J.M. Micali, J.H. Mullin, III, L.W. Newton, M.D. Oken, P.R. Rollier, and T.E. Whiddon. J.L. Coker, who retired from the Board of Directors on February 19, 2013, was also independent.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers, and employees. Copies of these Governance Guidelines and the Code of Business Conduct are available through our website at www.sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA, or through email to the CorporateSecretary@sonoco.com.

On February 13, 2013, the Board of Directors adopted a “Majority Withheld Vote” policy that, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” shall promptly offer to resign following certification of the shareholder vote. This new policy is detailed in the Company’s Corporate Governance Guidelines available on the Company’s website.

Leadership Structure

The Board has a case-by-case philosophy on the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices. In fact, within the last decade we have employed both structures — combined offices and separate offices. The Board believes it is in the best interests of Sonoco for the Board to make such a determination in light of current circumstances when it considers the selection of a new Chief Executive Officer or at such other time as is appropriate.

Harris E. DeLoach, Jr., who has many years of operations, management, administrative, and legal experience with our Company, has served as our Chief Executive Officer since 2000 and Chairman of the Board since 2005. When Mr. DeLoach succeeded the retiring former Chairman of the Board in 2005, his successful five-year experience as Chief Executive Officer, coupled with his extensive experience in the Company and on our Board, made combining the roles the best leadership structure for us. Effective April 1, 2013, Mr. DeLoach will retire as Chief Executive Officer, while retaining his role as Chairman of the Board. At that time, M. Jack Sanders will become Chief Executive Officer, once again separating the two offices.

As of December 31, 2012, the Board consisted of thirteen directors, at least ten of which were independent directors (as defined by New York Stock Exchange standards). To promote open discussion among our independent/non-management directors, those directors meet at regularly scheduled executive sessions without management present. Five such meetings were held during 2012.

Our by-laws were amended in February 2012 to provide that the Chairman of the Corporate Governance and Nominating Committee, who is always an independent director, will simultaneously serve as Lead Director. The Lead Director is authorized to call meetings of the independent directors, and has duties that include:

•	Presiding at any meeting of the Board at which the Chairman is not present;

•	Presiding at executive sessions of the independent directors;

•	Serving as a liaison between the Chairman and the independent directors when requested to do so;

•

Conferring with the Chairman regarding (i) the information sent to the Board, (ii) the agenda for meetings of the Board, and (iii) the schedules for meetings of the Board to assure that there will be sufficient time to discuss agenda items; and

•	Being available for consultation and direct communication with major shareholders.

J.M. Micali currently serves as the Chairman of the Corporate Governance and Nominating Committee, and as Lead Director.

The Board decided to adopt a lead independent director structure to allay concerns, expressed in the corporate governance arena by various groups, that having a single individual serve as the chairman of the board and the principal executive officer of a public company might result in a diminution of the ability of the independent directors to meaningfully participate in the board’s oversight of management of that company. Although the independent directors of Sonoco do not believe that their ability to actively participate has, in fact, been diminished, they determined that the lead independent director structure could provide a worthwhile mechanism to reduce the possibility of any such diminution in the future.

Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-Management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA, or by email to CorporateSecretary@sonoco.com.

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at Annual Meetings of Shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as leadership experience, experience with business and with other organizations of comparable size and scope, knowledge or skills that would be valuable to us such as financial acumen, understanding of relevant technologies, knowledge of our markets or our customers, interpersonal skills, decision-making skills, and the ability to devote the necessary time to board service. In addition, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

The Committee strives to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity. Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chair of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.

Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, shareholders have the right to nominate candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 USA. No such nominations have been made for this Annual Meeting.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position in care of: Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication, the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors or, if specified, to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Lead Director, who is also the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

Board Meetings and Committees of the Board

During 2012, our Board of Directors held four regularly scheduled meetings and one special meeting to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2012, all of our directors attended the Annual Meeting.

To assist it in performing its duties, our Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Corporate Governance and Nominating Committee, an Employee and Public Responsibility Committee, a Financial Policy Committee, and an Executive Committee. The table below outlines the current membership and the number of meetings held by each committee in 2012. A brief description of the primary duties of each committee follows the table. Complete charters for all committees are available through the Investor Relations section of our website at www.sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com. The Board of Directors has determined that each current member of the Audit, Executive Compensation, and Corporate Governance and Nominating committees is independent as defined in the New York Stock Exchange’s Listing Standards.

	Audit Committee	Executive Compensation Committee	Corporate Governance and Nominating Committee	Employee and Public Responsibility Committee	Financial Policy Committee	Executive Committee
P.L. Davies		X			X
H.E. DeLoach, Jr.						X
J.R. Haley				X	Chair
E.H. Lawton, III	X			X
J.E. Linville	X			Chair
J.M. Micali	X	X	Chair			X
J.H. Mullin, III		X	X		X	X
L.W. Newton		X			X
M.D. Oken	X	Chair	X			X
P.R. Rollier	X			X
M.J. Sanders						X
T.E. Whiddon	Chair		X		X
Number of 2012 Meetings	8	3	4	2	4	0

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board of Directors with oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s internal controls and its means of assessing and managing exposure to risk, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function. The committee is directly responsible for the appointment, compensation, and retention of the independent auditor, and for overseeing the performance of attest services provided to the Company.

The Executive Compensation Committee establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The committee directly oversees the administration of the Company’s executive officer compensation programs, reviews and approves corporate goals and objectives, evaluates actual performance against those goals and objectives, and sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers. The committee does not delegate its decision-making authority relating to executive compensation. Further information about the committee’s processes and procedures for the consideration of executive compensation is set forth under the captions “Executive Compensation – Role of Executive Officers in Determining Executive Compensation” on page 35, and “Executive Compensation – Role of Independent Compensation Consultant” on page 34.

The Corporate Governance and Nominating Committee is responsible for developing and implementing corporate governance guidelines addressing the structure, mission, practices, and policies of the Board of Directors. The committee identifies, evaluates, and recommends individuals to the Board for nomination as members of the Board. The committee annually reviews the skills and characteristics of current Board members, and ensures that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

The Employee and Public Responsibility Committee provides oversight and guidance on social and public policy issues, including compliance with governmental or other regulatory requirements, which may affect business performance and public perception of the Company. The committee oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

The Financial Policy Committee provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation. The committee reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and investment funding and management of the Company’s defined benefit and postretirement benefit plans.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.

The Board’s Role in the Risk Management Process

The Company oversees management of enterprise risk through its Risk Management Committee (RMC). The RMC is administrated by the Company’s Treasurer and its membership includes, among others, the most senior members of operating management and the Chief Financial Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed. No such special meetings were held during 2012.

The RMC is guided in its activities and responsibilities by a risk management framework originally developed and implemented in 2006. As part of that development process, the most significant risks faced by the Company were identified, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight. Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, or to ensure that organizational risk management is functioning as identified in the framework.

While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight. The Board has delegated oversight of the Company’s risk management process and structure to the Audit Committee, which receives updates regarding the RMC’s activities and findings. As described in the table below, other Board committees are responsible for oversight of risk management for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices in the course of its reviews of corporate strategy, business plans, Board committee reports, and other presentations.

Board / Committee	Primary Areas of Risk Oversight
Full Board	• Strategic and operational risks associated with the Company’s products, markets, geographic diversification, acquisitions and divestitures, major litigation, and succession planning.

Audit Committee	• Oversight of risk management process and structure; risks and exposures associated with financial reporting, internal controls, regulatory and other compliance, and litigation.

Financial Policy Committee	• Risks and exposures associated with liquidity, interest rates, currency, pension funding and investment performance, insurance coverage, and significant capital transactions.

Executive Compensation Committee	• Risks and exposures associated with executive development, succession policies and programs, and compensation policies and practices including incentive compensation.

Employee & Public Responsibility Committee	• Risks and exposures associated with the environment, safety in the workplace, equal opportunity employment, litigation, public policy, and other matters involving the Company’s reputation.

Corporate Governance & Nominating Committee	• Risks and exposures related to corporate governance, leadership structure, effectiveness of the Board and its committees, new director candidates, conflicts of interest, and director independence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Compensation Committee during the year ended December 31, 2012 were P.L. Davies, J.M. Micali, J.H. Mullin, III, L.W. Newton and M.D. Oken. None of the members of the Committee had any relationship required to be disclosed by Section 407(e)(4) of Regulation S-K.

RELATED PARTY TRANSACTIONS

The brother of our director, P.R. Rollier, was the Managing General Partner of Michelin Group until his retirement in May 2012. Sonoco sold $1,439,000 in products and services to Michelin North America during 2012. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2013. The Board of Directors considered these relationships when making its determinations of independence.

R.H. Coker, an employee of the Company since 1985, is the brother-in-law of J.R. Haley who is a member of the Board of Directors. Mr. Coker is currently Group Vice President, Global Rigid Paper and Plastics, and received total 2012 compensation of $1,563,000.

Related Party Transaction Approval Policy

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. The Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our officers are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (i) any executive officer or director, (ii) any nominee for director, (iii) a beneficial owner of more than 5% of our voting securities, or (iv) any immediate family member of an officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.

We also require that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee as to directors and director nominees, or by the Audit Committee as to executive officers. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information as of December 31, 2012, about persons known to us to be the beneficial owners of more than 5% of our common shares. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission by the entities named below, and we have not independently verified it.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
No Par Value Common	BlackRock Inc. (1) 40 East 52nd Street New York, NY 10022	8,543,684	8.48%

	State Street Corporation (2) 1 Lincoln Street Boston, MA 02111	5,248,821	5.2%

(1)	BlackRock Inc. is a parent holding company that has subsidiaries which act as investment advisors to manage discretionary investment accounts on behalf of their clients. The subsidiaries have sole dispositive and sole voting power with respect to all of the shares reported.

(2)	State Street Corporation is a parent holding company that has subsidiaries which act as investment advisors to manage discretionary investment accounts on behalf of their clients. The subsidiaries have sole dispositive and sole voting power with respect to all of the shares reported.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of February 12, 2013, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent Of Class(2)	Vested Restricted Stock Units(3)	Deferred Compensation Units(4)	Performance- Contingent Restricted Stock Units(5)
P.L. Davies	7,000		–	–	18,221	–
Director
J.R. Haley	15,115		–	–	3,769	–
Director
E.H. Lawton, III	348,879	(6)	–	–	18,221	–
Director
J.E. Linville	673,907		–	–	18,221	–
Director
J.M. Micali	15,828		–	–	26,890	–
Director
J.H. Mullin, III	26,000		–	–	22,295	–
Director
L.W. Newton	–		–	–	11,871	–
Director
M.D. Oken	5,350		–	–	18,157	–
Director
P.R. Rollier	4,000		–	–	14,382	–
Director
T.E. Whiddon	18,000		–	–	18,221	–
Director
H.E. DeLoach, Jr.	495,569	(7)	–	296,650	1,270	501,153
Chairman, Chief Executive Officer and Director
B.L. Saunders	13,293		–	11,520	–	–
Vice President and Chief Financial Officer
M.J. Sanders	29,793		–	9,987	–	119,271
President, Chief Operating Officer and Director
J.M. Colyer	40,922		–	–	–	–
Vice President
R.C. Tiede	26,142		–	7,362	–	–
Vice President
All Executive Officers and Directors as a group	2,141,107		2.1%	369,667	171,518	697,336
(28 persons)

(1)

The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number does not include shares owned by family members or entities unless the named individual shares voting or dispositive power with respect to such shares. The number includes shares subject to currently exercisable options and SSARs and those exercisable within 60 days granted under the 1991 Key Employee Stock Option Plan (the “1991 Plan”), the 1996 Non-Employee Directors’ Stock Plan (the “1996 Plan”), the 2008 Long-Term Incentive Plan (the “2008 Plan”), and the 2012 Long-Term Incentive Plan (the “2012 Plan”) for the following directors and named executive officers: P.L. Davies - 7,000; J.E. Linville - 6,000; J.M. Micali - 11,000; J.H. Mullin, III - 9,000; T.E. Whiddon - 9,000; H.E. DeLoach, Jr. - 222,116 (includes 69,116 shares which would be issuable upon exercise of 733,600 SSARs); B.L. Saunders - 912 shares which would be issuable upon exercise of 57,600 SSARs; M.J. Sanders - 7,741 shares which would be issuable upon exercise of 208,800 SSARs; J.M. Colyer - 11,966 (includes 8,766 shares which would be issuable upon exercise of 95,500 SSARs); R.C. Tiede - 12,763 (includes 3,763 shares which would be issuable upon exercise of 66,900 SSARs); and for all executive officers and directors as a group - 373,384 (includes 119,184 shares which would be issuable upon exercise of 1,648,235

SSARs). SSARs amounts represent the approximate number of shares issuable upon exercise of SSARs within 60 days after February 12, 2013, assuming that the closing price of Sonoco common stock used to determine the number of shares to be issued was $31.78 per share.

Also included are shares held in our Dividend Reinvestment Plan (5,196) and shares held in our Savings Plan (35,675).

Shareholdings in this column do not include restricted stock units granted under the 1991 Plan, the 1996 Plan, the 2008 Plan, or the 2012 Plan (issuance of which has been deferred until retirement), compensation which has been deferred into Sonoco stock equivalent units, performance contingent restricted stock units granted under the 1991 Plan, the 1996 Plan, the 2008 Plan, or the 2012 Plan or restoration units credited under the Omnibus Benefit Restoration Plan. Please see the columns to the right and footnotes 3, 4, and 5 below.

(2)	Percentages not shown are less than 1%.

(3)	Issuance of these shares has been deferred until retirement; accordingly, no present dispositive or voting rights are associated with them.

(4)	Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units. Prior to 2009, Sonoco stock restoration units in the Omnibus Benefit Restoration Plan were credited to employees who had reached the Internal Revenue Code limits under the Sonoco Savings Plan to restore the Company match that would otherwise be lost because of these limits. Effective January 1, 2009, the Restoration Plan was amended to convert existing restoration units to investments unrelated to Sonoco stock.

(5)	Performance-contingent restricted stock unit payouts which vested under the Long-term Incentive Compensation Program for the three year performance periods ended December 31, 2005 through December 31, 2012. Issuance of these shares has been deferred until retirement and no present dispositive or voting rights are associated with them.

(6)	Includes 283,574 shares owned by an educational trust of which Mr. Lawton is a trustee. Mr. Lawton shares voting and investment power over these shares with six other trustees, but he has no pecuniary interest in these and disclaims beneficial ownership of these shares.

(7)	Includes 223,338 shares owned by trusts of which Mr. DeLoach is trustee. Mr. DeLoach shares voting and investment power over these trusts with other trustees, but he has no pecuniary interest in these trusts and disclaims beneficial ownership.

On April 15, 2003, the Board of Directors adopted a resolution establishing stock ownership guidelines for outside directors. The guidelines establish a target level of ownership of our common stock based on years of service as a director from the date the guidelines were established. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four, and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units and Deferred Stock Equivalent Units are included in determining whether these guidelines have been met. All of our directors have met these guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

As is the practice with many companies, we file the required reports for our directors and executive officers based on the records we have and information furnished to us by our directors and executive officers. Based on such information, in 2012 we made all of the required filings on a timely basis, with the following exception: as a result of an administrative error, one Form 4 for each director representing one issuance of phantom stock resulting from the deferral of retainer fees was not timely reported. These reports were filed immediately upon discovery of the error.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our compensation decisions in 2012 were a result of a combination of internal and external factors with the overarching goal of linking pay with performance and creating long-term shareholder value. Our decisions involving goal setting and other actions influencing executive compensation were based on our expectations that the global economy would show modest improvement in 2012; consumer spending would show improvement; and inflation from higher labor, energy, freight, pension and other expenses would be more than offset by anticipated improvement in productivity.

Overall, our performance in 2012 was not what we expected when we began the year. We did not fully anticipate the negative impact that rising commodity costs would have on consumers’ spending for packaged food, nor the extent to which the European recession and slowing emerging economies would reduce demand in our industrial-focused businesses. These negative economic and market factors resulted in declining volumes in many of our businesses, which reduced sales and impacted our ability to drive productivity improvements, which, in turn, negatively impacted margins and profitability.

Despite these significant economic and operating headwinds in 2012, the Company achieved several financial performance milestones, including the following:

•

Net sales increased 6.4% to a record $4.79 billion. The increase was primarily driven by the November 8, 2011 acquisition of Tegrant Holding Company, which more than offset the negative impact of currency translation due to the stronger dollar and lower selling prices, stemming from declining recovered paper costs.

•

Sonoco achieved record gross profit of $844 million, up 11.5% year over year, again primarily due to the Tegrant acquisition. Gross profit as a percent of sales rose 80 basis points during 2012 to 17.6%. Base EBIT, base earnings before interest and taxes, increased 2.4% to a record $375 million. Base earnings of $226.9 million, or $2.21 per diluted share, were down 2.9% from 2011 results, but were still the fifth best performance in Company history.

•

Sonoco achieved nearly $84 million in total productivity improvements in 2012, more than doubling 2011’s productivity gains of $41 million. These savings along with other cost reduction efforts led to increased margins and EBIT improvement in 2012.

•

Cash generated from operations in 2012 was $403.9 million, up 68% from 2011, due to lower pension and postretirement benefit plan contributions, beneficial changes in working capital components and lower paid management incentives. Free cash flow (operating cash flow minus net capital expenditures and dividends) increased in 2012 to $101.2 million, compared with a negative $31.9 million in 2011.

•

For the 30th consecutive year, Sonoco increased cash dividends to shareholders and the Company paid its 350th consecutive dividend, going back more than 87 years. In total, the Company paid out a record $119.8 million in cash dividends to shareholders, up 4.2% from 2011.

•

Sonoco’s Protective Solutions segment, which was formed following the acquisition of Tegrant, became fully integrated with our legacy protective packaging business in 2012, and this new segment produced $555 million in sales, up 250% from 2011, and $38.8 million in operating profits, up 155% from last year. In addition, sales in legacy Tegrant businesses rose approximately 7% and more than $10 million in synergies were captured from the integrated businesses.

•

Sonoco improved its capital structure in 2012 as net debt declined to approximately $1 billion, compared to $1.11 billion at the end of 2011. In December 2012, the Company initiated a transaction to repatriate a total of $260 million of accumulated offshore cash. In January 2013, the Company received $233 million of those funds, using $135 million to pay off a term loan issued in November 2011 as part of the financing of the Tegrant acquisition and the remainder to reduce commercial paper. The Company expects to move the remaining $27 million during the balance of 2013 and use the funds to further repay debt. Standard & Poor’s ranks Sonoco as having the best credit rating in the packaging industry with an investment grade rating of BBB+.

In addition to achieving these favorable financial milestones, the management team was also responsible for winning several external recognitions which illustrate that Sonoco is one of the best managed companies when handling economic, environmental and social developments. Some of these achievements include the following:

•

For the fourth year in a row, Sonoco was listed on the Dow Jones Sustainability World Index (DJSI). RobecoSAM, a Zurich-based sustainable investment firm which evaluates the corporate responsibility performance of more than 2,000 global companies, also rated Sonoco as the 2013 Sector leader (containers and packaging) and a Gold class medal recipient. Sonoco was one of only nine U.S.-based companies ranked among the top global leaders in sustainability in 58 sector categories.

•	Sonoco was listed as the top packaging company in Corporate Responsibility magazine’s 2012 100 Best Corporate Citizens and was listed in Newsweek magazine’s 2012 Green Rankings.

•	Sonoco was also listed as the top ranked company in South Carolina in 2012 for Excellence in Sustainability by the Southeastern Corporate Sustainability Rankings developed by Green Business WORKS.

The Executive Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all executive compensation. In reviewing the foregoing financial performance and other achievements, the Committee noted strong management team performance in several areas when compared with the performance of our packaging peers. However, given the significant difficult economic and market headwinds in 2012, the Company did not fully meet its financial targets.

As a result, consistent with the Company’s philosophy to pay for performance and to pay within reason, executive compensation was negatively impacted in 2012. Specifically, the Performance-based Annual Cash Incentive payout was only 26.2% of the full potential, as described in more detail under “2012 Committee Actions – Performance – Based Annual Cash Incentive” on page 27. The 2010-2012 Long-Term Incentive Plan vested fewer shares than maximum potential payout due primarily to 2012 results on BEPS (Base Earnings Per Share) and RONAE (Return on Net Assets Employed), as described in more detail under “Results of 2010-2012 Performance Cycle” on page 30. The specific drivers and results of these two plans, as well as all other components of executive compensation, are covered in detail in later sections.

Highlighted below is an overview of Sonoco’s goals regarding executive compensation followed by the compensation objectives and elements of our executive compensation programs. The rationale for the key actions and decisions made with respect to our executive compensation programs in 2012 is also provided throughout several sections of the Compensation Discussion and Analysis.

Sonoco’s Goals Regarding Executive Compensation

Pay for performance. Compensation should provide incentive for and reward the creation of value for the Company’s stakeholders. As such, we believe that a substantial portion of executive compensation should be tied to relevant financial and/or operational outcomes that (a) reflect the decisions and efforts of those being compensated, and (b) contribute to the creation of value over the long term. While compensation should ultimately reward long-term performance, incentives for short-term (i.e. annual) performance objectives are also appropriate to the extent the incentive supports sustainable value creation. As explained on page 24, 81% of our CEO’s target compensation and 72% of our other NEOs’ target compensation is tied to Company performance, which we believe is a significant driver of shareholder value.

Pay within reason. Compensation levels and performance targets should be sensible within the context of a company’s peer group, taking into account differences in company size and complexity, as well as performance. The Committee retains an independent consultant that provides advice relating to executive officer and director compensation, but does not provide any other services to the Company. The Board reviews comparative pay data, proxy data for packaging peer companies and tally sheets as input into compensation decisions and selects peer companies based on relevant business metrics. We provide only minimal perquisites.

Listen. The Board intends to regularly seek input from shareholders regarding compensation. To that end, annual advisory votes on “Say on Pay” provide shareholders with a consistent channel through which to provide directional input on compensation decisions.

Comply and Communicate. Sonoco seeks to clearly articulate a compensation philosophy that serves as the foundation for all of its pay programs and decisions, and to clearly disclose the Board’s decision-making process, from the selection of peer groups and performance targets, through performance assessment and award determination.

Encourage stock ownership. Sonoco values stock ownership and retention by its executives because we believe that it reinforces a “shareholder” mindset. Executives are expected to maintain a substantial ownership interest for the duration of their employment. We have a “No-Hedging” policy that prohibits our directors, executive officers or other employees from entering into speculative transactions in our stock that would cause personal interests to conflict with the best interests of the Company and its shareholders. Backdating, re-pricing, or retroactively granting awards are not permitted under our equity compensation plans. Payment of dividend equivalents on unearned performance shares or stock options is not authorized under our equity compensation plans.

Minimize guarantees. Sonoco believes that senior executives should be engaged without employment contracts that guarantee salary or bonus payments or that provide substantial severance payments upon termination (absent a change in control).

Lead by example. Director compensation should be reasonably structured to reward the efforts of directors without compromising the independence necessary to protect shareholders’ long-term interests. We believe that payment of a significant portion of directors’ fees in stock that must be held for the duration of the director’s service establishes alignment with the interest of other shareholders.

COMPENSATION OBJECTIVES

The Committee is comprised of all independent directors. The Committee establishes the Company’s overall compensation philosophy, oversees the development and implementation of various compensation programs and determines the executive compensation provided to all our executive officers, including our NEOs. Information about the purposes of the Committee and its processes and procedures for consideration and determination of executive officer compensation is outlined under the caption “Board Meetings and Committees of the Board — Executive Compensation Committee” on page 15 of this Proxy Statement and also available in the Investor Relations section of our website at www.sonoco.com. The Executive Compensation Committee does not delegate its decision-making authority relating to executive compensation.

Our compensation program is designed to meet three principal objectives;

•	Attract, retain and reward executives whose contributions support the Company’s long-term success;

•	Encourage achievement of both short and long-term financial and strategic goals by directly linking executive compensation to Company performance; and

•	Maintain consistent and continuing alignment of management actions and shareholders’ interests.

Each aspect of our overall compensation program is designed to support these objectives to various degrees, with the overarching goal of maximizing long-term shareholder value.

PAY MIX AND PAY PHILOSOPHY

The executive compensation program consists of several components:

Direct compensation elements, consisting of

•	Base salary

•	Performance-based annual cash incentive

•	Long-term equity incentive

Executive benefit elements, consisting of

•	Supplemental executive retirement benefits

•	Executive life insurance

Minimal perquisites

Direct Compensation Elements

Base salary, performance-based annual cash incentive and long-term equity incentives comprise total direct compensation for each executive. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by both operating results and changes in shareholder value. This pay mix supports our pay-for-performance compensation objective and places a significant amount of compensation at risk. As illustrated below, 81% of the CEO’s target total direct compensation and 72% of the other NEOs’ target total direct compensation are at risk.

Compensation for all the NEOs, including the CEO, places more weight on long-term incentives than annual incentives to reflect the importance of making strategic decisions that focus on long-term results. For the weighting between annual and long-term incentives, the CEO has the greatest weighting on the long-term to provide the strongest alignment with long-term shareholder interests.

The following charts illustrate these allocations and are based on 2012 direct compensation components at target. For annual performance-based cash incentives, “target” incentive is used as described in the “Performance-Based Annual Cash Incentive” section on page 26. For long-term equity incentives, “target” is equal to the grant date value of the share allocation and is described in the “Long-Term Equity Incentives” section on page 28. The method used to value shares is consistent with the information presented in the “Summary Compensation Table” on page 37.

USE OF NATIONAL MARKET SURVEYS AND PEER COMPANY DATA

The Committee relies on two sources of data to set specific compensation levels. The first source of data is derived from national compensation surveys conducted by three independent consulting firms, Hay Group, Aon Hewitt, and Towers Watson. These surveys cover a large number of similar corporate officer positions nationally. We refer to this as our “National Survey Data”. We match our corporate officer positions to the survey positions using the aggregate data from participants with sales in the $1 billion to $5 billion range, which helps to ensure that the data reflects the national market for talent among companies comparable in size to Sonoco. Likewise, we match division officer positions to similar positions in the survey data for comparable division revenue ranges. In addition to the National Survey Data, at least annually, the Committee’s consultant prepares customized compensation studies with respect to our NEOs in comparison to the NEOs of a 13-company group of packaging companies approved by the consultant that we refer to as our “Peer Group”. The Peer Group companies have revenues, assets and market capitalization similar to those of Sonoco.

The 13 Peer Group companies, each of which has revenues that generally range between 50% and 200% of Sonoco’s revenue are:

Aptar Group Incorporated	MeadWestvaco Corporation
Avery Dennison Corporation	Owens-Illinois Incorporated
Ball Corporation	Packaging Corporation of America
Bemis Company Incorporated	RockTenn Company
Crown Holdings Incorporated	Sealed Air Corporation
Graphic Packaging	Silgan Holdings
Greif Incorporated

The Committee uses the aggregate compensation data from the broader National Survey Data to set specific compensation levels, but cross checks these levels against the more specific Peer Group Company data. In most cases the data from both sources are comparable.

DESCRIPTION OF COMPENSATION ELEMENTS AND 2012 COMMITTEE ACTIONS

This section describes the compensation elements for the Company’s Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), as well as the three other most highly compensated executive officers. We refer to these five executive officers as our Named Executive Officers (“NEOs”).

Named Executive Officers (NEOs) for 2012

Officer	Title
Harris E. DeLoach, Jr.	Chairman of the Board and Chief Executive Officer (“CEO”)
Barry L. Saunders	Vice President and Chief Financial Officer (“CFO”)
M. Jack Sanders	President and Chief Operating Officer (“COO”)
John M. Colyer, Jr.	Vice President, Global Industrial Converting
Robert C. Tiede	Vice President, Global Flexibles and Packaging Services

Base Salary

The Committee uses base salary to attract, retain and reward executives based on demonstrated experience, skills and competencies relative to the salary midpoint of the job. To accomplish this, the Committee establishes a salary midpoint for each executive officer position based on a structured job evaluation system used for broad based compensation in the Company as well as a comparison to the National Survey Data at median as outlined above. Each year, the Committee reviews the base salary of all executives including the CEO and other NEOs. The decision on whether to award merit increases for the executive officer group as a whole takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, the current economic environment, and the operating results of the Company. The decisions relative to the amount of individual merit increase awards are based primarily on each executive’s performance in the past year, readiness for promotion to a higher level, experience and skill set relative to peer counterparts, and criticality to the Company, as well as the relationship of his or her current salary to his or her position’s base salary midpoint. Generally, executives who are newly promoted are positioned below the salary midpoint (50th percentile), whereas those who are highly experienced and performing at superior levels are compensated above the midpoint.

Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.

2012 Committee Actions — Base Salary

At its April 2012 meeting, the Committee approved merit increases for the executive officer group. In making the increases the Committee considered the executives’ overall performance, contribution to the Company’s results, experience and market competitiveness. The CEO received an increase of 3.5% based on the Committee’s assessment of his performance, which resulted in his salary being 111% of his salary midpoint (based on National Survey Data) and is reflective of twelve years of strong leadership as our CEO. Other NEOs’ salaries were increased by 3.5% which resulted in an average salary midpoint of 92.6%.

The Committee also awarded a market adjustment of 11.5% to Mr. Saunders which moves him closer to the established salary midpoint for the CFO position. His resulting salary remains below the position salary midpoint (based on National Survey Data), which aligns with our practice for newly promoted executives.

Performance-Based Annual Cash Incentive

The Committee uses performance-based annual cash incentives designed to align executives’ interests with those of our shareholders by focusing on strong annual financial and operating results. In 2000, the Board of Directors adopted, and the shareholders approved, the Performance-Based Annual Incentive Plan for Executive Officers (“PBAI Plan”). Under the terms of this plan, an annual maximum of 2.75% of income from operations, as defined in the plan, was established as an incentive pool for the NEOs other than the CFO. The total amount of annual incentive awards paid to these individuals cannot exceed this maximum and any individual participant award cannot exceed 30% of the pool. The amounts of actual incentive awards made by the Committee to the NEOs have historically been substantially lower than the maximum plan award levels allocated by the PBAI Plan. The Committee uses negative discretion under the PBAI Plan to reduce the maximum awards using such factors as it deems appropriate with the primary factor being the performance against the goals in the Officers’ Incentive Plan (“OIP”) as described in the paragraphs below.

To determine the actual awards each year, the Committee establishes under the OIP a “threshold”, a “target” and a “maximum” incentive amount for each NEO, including the CFO who is not covered under the PBAI Plan. These represent a percentage of base salary. Each level represents a different performance expectation considering factors such as the Company’s annual operating budget for the year, the Company’s prior year’s performance, and the historical performance levels of our packaging peer group. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered competitive as compared to National Survey Data. Threshold goal is set at what is considered minimally acceptable performance and corresponds to what is considered to represent a national survey compensation level, while maximum goal equates to what is believed to represent superior performance for the year and correspondingly an above national survey median compensation opportunity. “Threshold” is equal to 40% of “target”. “Maximum” is equal to two times “target.”

The Committee also determines each year the types of financial measures that will be used under the OIP. Normally, performance at budget will earn a “target” award since budget is set to reflect what the Board believes will represent above average performance for the year versus our Peer Group. However, the Committee may choose to set “target” incentive for performance above or below budget depending on the degree of difficulty in achieving budget in any one year. Similarly, the Committee establishes financial objectives for maximum incentive that are well above budget, which is believed to be superior performance for the year.

For 2012, the Committee considered base earnings per share to be the most critical element for determining share price and, in turn, shareholder value. Therefore, the Committee weighted this element for all NEOs at 60%. Base earnings per share is defined as earnings per share excluding the impact of restructuring charges and certain non-recurring, infrequent or unusual items, and is used to place primary focus on year-over-year operating results. The Committee decided also to assign a financial measure tied to the successful integration of Tegrant to Messrs DeLoach, Saunders and Sanders, the NEOs directly responsible for the integration. The acquisition was the largest in the Company’s history and was an important new growth platform to establish the Company as a leading custom-engineered, multi-material protective packaging provider in North America. Therefore, 40% weighting was placed on the EPS impact of the annualized synergies driven by the Tegrant acquisition for these NEOs.

Messrs DeLoach, Saunders and Sanders were assigned the following financial measures and weightings for the 2012 OIP.

Incentive Plan Elements	Mr. DeLoach, Mr. Saunders and Mr. Sanders
Base Earnings per Share	60%
Tegrant Integration EPS Impact	40%

The other NEOs, Mr. Colyer and Mr. Tiede, were assigned the following financial measures and weightings for the 2012 OIP.

Incentive Plan Elements	Mr. Colyer and Mr. Tiede
Base Earnings per Share	60%
Revenue Growth	20%
Working Capital Improvement	20%

In addition to the BEPS element weighted at 60% for these two NEOs, the Committee selected revenue growth and working capital improvement as key performance variables essential to maximizing shareholder value.

Revenue growth was weighted at 20% and excludes revenue from acquisitions completed during the year. Since profitable revenue growth was key, base earnings per share was weighted more than revenue growth.

Working capital improvement was included as an element to encourage efforts to increase cash flow through the reduction in our working capital requirements. This element was also weighted at 20%. Working capital improvement is based on a year-over-year 12-month comparison, and is stated in terms of working capital or cash gap days (days of accounts receivable and inventory less days of accounts payable).

The Committee has limited authority to adjust payouts under the OIP to individual participants based upon consideration of individual performance and/or other factors that the Committee determines warrant an adjustment, such as external market challenges or global economic events. Under no circumstance would the payout exceed the maximum potential under the shareholder approved PBAI Plan.

2012 Committee Actions — Performance-Based Annual Cash Incentive

Under the PBAI Plan for 2012, the maximum incentive pool for all NEOs except the CFO was $8,674,682 of which no more than 30% ($2,602,405) could be allocated to any one participant. The actual awards paid were determined by the Committee in its exercise of negative discretion, primarily on the basis of performance under the OIP as described below.

For 2012, the Committee established an annual incentive compensation threshold, target, and maximum payout under the OIP expressed as a percentage of base salary for each NEO, as follows:

	Annual Incentive Compensation at Threshold	Annual Incentive Compensation at Target	Annual Incentive Compensation at Maximum
H.E. DeLoach, Jr.	40%	100%	200%
B.L. Saunders	28%	70%	140%
M.J. Sanders	35%	88%	175%
J.M. Colyer, Jr.	28%	70%	140%
R.C. Tiede	28%	70%	140%

Financial goals established under the OIP at the beginning of the plan year and the actual 2012 performance were as follows:

	Threshold	Target	Maximum	Actual 2012 Performance
Base Earnings per Share Amount	$2.29	$2.45	$2.52	$2.21
Revenue Amount* (millions)	$4,872.3	$4,983.2	$5,115.9	$4,786.1
Working Capital Cash Gap Days	46 days	45 days	43.5 days	46.2 days
Tegrant Integration EPS Impact	$0.03	$0.075	$0.12	$0.089
*	excluding acquisitions made during the year

Our base earnings per share were $2.21. Therefore, none of the NEOs earned incentive compensation on this component of the overall incentive opportunity. Information about how base earnings per share was calculated is provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.

Revenue (excluding acquisitions made during the year) for 2012 increased by 6.4% over 2011 to a record $4,786,127 but was slightly below the threshold performance level. Therefore, none of the NEOs earned incentive compensation on this component of the overall incentive opportunity.

Cash gap days were 46.2 days, which was also just below the threshold performance level and, as a result, none of the NEOs earned incentive compensation on this component of the overall incentive opportunity.

The EPS impact of the annualized synergies driven by the Tegrant acquisition was $0.089 which exceeded target performance level and as a result, Messrs DeLoach, Saunders and Sanders earned 65.6% of the maximum incentive compensation on this component of their overall incentive opportunity.

During the second half of 2012, the Committee discussed the unexpected negative impact that rising commodity costs were having on consumers’ spending for packaged food, and, combined with the European recession, the impact on our financial results. The Committee elected to maintain the current performance goals for 2012 and retain the flexibility to re-visit the goals when the full extent of the negative economy and market factors were known.

At the conclusion of the plan year, the Committee reviewed the Company’s results compared to the previously established goals, as well as the Company’s overall performance in achieving other financial performance milestones. Rather than adjust the goals to reflect the degree of difficulty associated with the economic challenges, the Committee elected to stay within the plan parameters and, instead, adjust the final incentive payments for certain officers as permitted under the administrative procedures for the OIP. These procedures require that such adjustments not exceed the maximum potential under the shareholder approved PBAI Plan, and the Committee made adjustments that fell well below these limits. Specifically, of the total amount available ($8,674,682) an aggregate of 13.8% ($1,198,850) was awarded.

In determining the specific adjustments, the Committee took into account the impact of lower consumer spending on packaged food, the European recession and the officer’s criticality to the Company. For instance, in the Company’s Paper and Industrial Converted Products segment, trade sales declined nearly 3% year over year; however, the segment’s operating margins improved and EBIT increased by about 2.5%, due to a 45% year-over-year improvement in productivity. As a result of this performance, the Committee awarded $157,731 to Mr. Colyer. In addition, the Company’s Display and Packaging segment exceeded the Company’s internal targets for sales by 11% and EBIT by 18% and the Company’s Flexible Packaging business unit exceeded the Company’s internal sales and EBIT growth targets, while year over year EBIT grew by 17%. As a result, the Committee awarded $148,909 to Mr. Tiede. No additional awards were made to the other NEOs as a result of these performance factors.

The following table shows the dollar amount of annual incentive compensation awarded to each of the NEOs for 2012, the percentage of maximum, the actual percentage of each NEO’s base salary and the percentage of change from the prior year.

Officer	Annual Incentive Compensation For 2012	Percentage of Maximum	Percentage of Base Salary	Percent Change from Prior Year
H.E. DeLoach, Jr.	$598,134	26.2%	52.4%	-20.9%
B.L. Saunders	139,749	26.2%	36.7%	-2.3%
M.J. Sanders	294,076	26.2%	45.9%	-20.9%
J.M. Colyer, Jr.	157,731	26.2%	36.7%	-17.5%
R.C. Tiede	148,909	26.2%	36.7%	-21.2%

Long-Term Equity Incentives

The Committee uses long-term equity incentives to align executives’ interests with long-term shareholder interests and to provide opportunities for increased stock ownership, which we believe, enables us to attract and motivate our executives as well as promoting retention. In 2012, long-term equity incentives were awarded under our 2012 Long-Term Incentive Plan, which was approved by our Shareholders in 2012 (the “2012 Plan”), and which replaced our shareholder-approved 2008 Long-Term Incentive Plan. The 2012 Plan is substantially the same as the 2008 Plan, and provides for various types of equity awards, including restricted stock, restricted stock units, stock appreciation rights, options, performance shares, and performance units. Each year, we determine the types of awards that will be granted under our long-term plan then in effect, and establish performance measures and performance periods for performance-based awards, and vesting schedules. The awards we granted in 2012 under the 2012 Plan were comprised of stock-settled stock appreciation rights (“SSARs”) and performance contingent restricted stock units (“PCSUs”). Using competitive survey data as previously described, the Committee determines the total direct compensation (base salary, performance-based annual cash incentives and long-term equity incentives) value to be provided for each executive officer position. Target performance is established at a performance level the Committee considers to be above average performance and corresponds to above average total direct compensation. Using this survey total direct compensation value, the amount of long-term equity award is established for each position by subtracting the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from this amount.

The amount of long-term equity awards is then converted to SSARs and PCSUs and each officer receives a target mix of 75% PCSUs and 25% SSARs. However, actual PCSU shares earned are still subject to the degree to which three-year Company financial goals are met and can vary between 50% and 150% of the target shares. SSARs will only have value if the stock price increases above the grant price during the grant’s seven year term, but only after the one year vesting period. Both elements are key components of our well-balanced compensation system, but the Committee believes that the NEOs have the most direct influence on achieving Company financial goals and therefore the PCSUs are weighted significantly more than the SSARs. The actual target number of PCSUs or SSARs for each officer position may be adjusted up or down from the competitive benchmark based on the assessment of individual performance in the past year. The Committee believes that varying the initial target shares under the plan provides a strong motivator to achieve personal performance objectives.

It is our practice to grant SSARs, PCSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year. The SSAR exercise price is based on the closing price of our stock on that date. The recipients and the corresponding number of shares of equity awards, including stock options or SSARs and PCSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting. During the February meeting, the Committee establishes the goals for the upcoming Performance-Based Annual Cash Incentive plan as well as the goals applicable to the performance shares. This allows the Committee to balance the elements of total direct compensation. It also allows granting of the equity awards close to the time of the annual performance reviews, which increases the impact of the awards by strengthening the link between pay and performance. We occasionally make special stock option or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment. We also occasionally make stock option, SSAR awards or grants of restricted stock units to a corporate officer in recognition of a promotion or a change in position status. The effective date of these awards is the day following approval by the Committee or the date of approval by the Board in the case of a new officer election.

Three-Year Long-term Incentive Plan (PCSUs)

To establish the three-year performance targets for PCSUs, the Committee takes into consideration the year’s budget for earnings per share, the longer term business outlook, and the Board’s expectations regarding acceptable, superior and outstanding business results over the three-year time horizon. The Committee establishes vesting requirements for meeting threshold, target and maximum goals which in the judgment of the Committee represent achievement of acceptable, superior and outstanding performance in the context of the Company’s stated objectives for total return to shareholders and returns on capital and equity. To encourage continued employment and to recognize the inherent difficulty in setting three-year goals, the award grants provide that if less than 50% of target shares are earned at the end of the three-year performance period, the difference between the shares earned and 50% will time-vest in equal-share amounts at the end of the fourth and fifth years, subject to the participant’s continued employment for that period. Discretionary adjustments are not permitted.

We do not pay any current dividends or credit any dividend equivalents on unvested PCSUs. For any PCSUs that vest, but are deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated and converted into additional PCSUs from the time of vesting until the issuance of actual shares.

2012 Committee Actions — Three-year Long-term Incentive Plan (PCSUs)

On February 7, 2012, the Committee approved PCSU grants to our executives, including the NEOs. The FASB ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of shares available at threshold, target, and maximum are shown in the “2012 Grants of Plan-based Awards” table on page 40. The Committee granted Mr. DeLoach PCSUs, which when combined with his SSAR grant discussed below under the caption “2012 Committee Actions – SSARs,” equates to approximately 62% of his target total direct compensation. The PCSU awards for the other NEOs, combined with their SSAR grants discussed below under the caption “2012 Committee Actions – SSARs,” equates to approximately 51% of their target total direct compensation, which is consistent with our pay for performance objective.

Consistent with prior years, the Committee established goals for vesting of the 2012 PCSU shares based on two key financial measures: cumulative increases in Base Earnings Per Share (“BEPS”) and average return on net assets employed (“RONAE”) over the three-year performance period. The goals established are as follows:

	Threshold Vesting	Target Vesting	Maximum Vesting
Three-Year Compound Growth in BEPS	10.5%	17.0%	33.2%
Average Three-Year RONAE*	9.5%	10.0%	10.5%
*	Actual performance level required within the range depends on capital invested in acquisitions over the three-year period. The RONAE goals will be adjusted down for every dollar of capital investment made in acquisitions at an effective rate of 0.1% for every $100 million of acquisition investment multiplied by the percent of time remaining in the three year performance cycle as of the date of the acquisition.

The Committee believes that both elements are critical factors in determining long-term shareholder returns and has weighted them equally in the three-year long-term plan.

Results of 2010-2012 Performance Cycle

On February 9, 2010, the Committee granted PCSUs to our executives, including the NEOs. The vesting of these shares was dependent on achieving pre-determined levels of cumulative BEPS and average RONAE for the three-year performance period from January 1, 2010 through December 31, 2012.

Target performance over the three-year period was set at $6.01 cumulative BEPS, which equated to a compound growth rate of 19.1% from 2010 to 2012, and at 10% average three-year RONAE. Actual performance was $6.17 cumulative BEPS which was between target and maximum performance under the plan. Average RONAE was 9.53% which was below threshold performance under the plan. As a result, 58.5% of target shares vested at the end of 2012. The PCSUs earned and vested from the 2010-2012 performance period are shown in the “2012 Option Exercises and Stock Vested” table on page 44.

2012 Committee Actions — Stock-Settled Stock Appreciation Rights

On February 7, 2012 the Committee also approved SSAR grants to our executives, including the NEOs. The SSARs have a one-year vesting period and the grant price was set at $32.85 per share, the closing market price of our common stock on the date of grant of February 8, 2012. These SSARs will be valuable to the recipients only if the market price of our stock exceeds $32.85 during the term of the award. The grant date fair values and the number of SSARs granted to each of the NEOs are included in the “2012 Grants of Plan-Based Awards” table on page 40. Target grants were calculated as described under “Long-term Equity Incentives” on page 28.

The Committee awarded Mr. DeLoach SSARs, which when combined with his PCSU grant discussed above under the caption “2012 Committee Actions – Three-year Long-term Incentive Plan,” equates to approximately 62% of his target total direct compensation. The SSAR awards for the other NEOs, combined with their PCSU grants discussed above under the caption “2012 Committee Actions – Three-year Long-term Incentive Plan,” equates to approximately 51% of their target total direct compensation, which is consistent with our pay for performance objective.

Restricted Stock Units

We have a practice of making a special grant of time vesting restricted stock units (“RSUs”) to individuals when they are first elected an executive officer in recognition of this event and the individual’s increased responsibility. The number of shares granted is based on position. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The shares vest in three equal increments on the third, fourth and fifth anniversary of the grant if RSUs are granted all in one year, or at the third anniversary of each grant if granted over three years. Receipt of shares occurs six months following separation from service. If the executive officer leaves the Company for any reason before the shares vest, the unvested shares are forfeited. Individual grant agreements may provide for vesting on a prorata basis in the event of termination of employment as a result of death or disability. The restricted stock units do not have voting rights.

Other Executive Compensation and Benefit Elements

Employment Contracts and Potential Payments Upon Termination or Change in Control

The Company has not historically provided employment contracts, severance agreements, change in control agreements, or other such financial security arrangements to our executive officers. We may, however, from time to time, assume an existing employment contract in connection with an acquisition and/or negotiate individual severance compensation arrangements in exchange for a non-compete agreement at the time of separation as circumstances warrant.

Our long-term equity incentive plans do contain provisions for prorated or accelerated vesting of equity awards in the event of retirement, death, or disability, and in certain cases, change in control. SSAR grants provide that if termination of employment occurs within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, unvested SSARs will immediately vest upon the date of termination. RSU grants provide that unvested stock units will vest on a prorata basis upon a change in control. The Committee believes these provisions are necessary so that the executive officers can focus on long-term Company growth and improving stock value without being concerned about risk of forfeiture. PCSU grants provide that unvested stock units will vest on a prorata basis at target upon a change in control. The Committee believes performance metrics can be disrupted and possibly become obsolete in determining the appropriate number of shares to vest during a change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 52. These provisions apply similarly to all plan participants, including those below the executive officer level.

Review of Overall Compensation Components and Aggregate Awards

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last ten years (or term as an executive officer, if less), stock options or SSARs outstanding and the option price, unvested PCSUs (projected at threshold, target, and maximum), unvested restricted stock units, the value of accrued retirement benefits, and the amount of executive life insurance coverage. The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.

The Committee uses tally sheets to assess total executive compensation, to determine where total executive compensation falls in relation to peer companies, and to assess how the Company’s overall compensation programs operate. From this assessment, the Committee makes changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of prior performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

At the April 2012 meeting, the Committee was pleased to note that 94% of the shares that voted on our non-binding shareholder advisory vote on executive compensation voted in favor of the proposal to approve the compensation paid to our executive officers, and concluded that no material changes were necessary in 2012 with respect to our executive compensation programs.

Executive Perquisites

In support of our pay-for-performance philosophy, executive perquisites are minimal. Executive officers are permitted occasional use of the company aircraft for personal travel or family emergencies. The CEO also uses the company aircraft for regular business travel because we believe his use of the aircraft helps minimize time involved in commercial travel that could otherwise be directed to our business, and enhances his security. For other officers, personal use of the aircraft is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

With the exception of gross-ups that might be paid pursuant to our broad-based employee relocation assistance plan, which covers all eligible salaried employees, and gross-ups on premiums paid pursuant to the frozen executive permanent life insurance program (described below), we do not provide income tax gross-ups to our executive officers, and our Compensation Committee has adopted a resolution that prohibits such payments. The limited exception for the frozen group of four officers (including Messrs DeLoach and Sanders) who receive gross-ups on the premiums paid for permanent life insurance coverage was made because of pre-2004 contractual commitments to these officers. Following the retirement or other termination of these officers, the Company will no longer provide tax gross-ups on any perquisites to any officers.

Nonqualified Deferred Compensation Plans

We provide a Nonqualified Deferred Compensation Plan (“NQDC”) for our executive officers, including our NEOs, which is in line with general market practice, and the Committee believes it is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers. Under the NQDC, our NEOs may voluntarily defer the receipt of a portion of base salary, annual incentive awards, and/or performance contingent restricted stock units. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. Details about the plans and accumulated balances are described in more detail under the “2012 Nonqualified Deferred Compensation” table on page 49 and the “Description of Nonqualified Deferred Compensation Plans” on page 50.

Executive Benefit Elements

We have two benefit programs that apply only to executive officers: an Executive Life Insurance Program and a Supplemental Executive Retirement Plan benefit (“SERP”). The Committee has included these two elements in the overall compensation program to serve as a recruiting and retention vehicle. Attracting and retaining high caliber talent to our small town headquarters can be challenging, and these two programs are designed to help ensure long-term retention of key senior talent.

Executive Life Insurance

We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. For executive officers, we provide alternative coverage with an executive life insurance program. Executive officers elected on or after April 1, 2004, receive company-paid term life insurance coverage that is approximately equal to three times base salary until the later of retirement or age 65. Messrs Saunders, Colyer and Tiede are covered under this plan. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.

Executive officers elected prior to April 1, 2004, except the CEO, receive a benefit approximately equal to three times salary plus target incentive, using a combination of term insurance and permanent (cash value) insurance. Mr. Sanders was included in this group in 2012. The CEO’s coverage is five times base salary plus target incentive. The CEO’s coverage level was implemented several years ago when competitive practices supported this level. We also have permanent life insurance policies that provide coverage beyond age 65 to some of the executive officers elected prior to April 1, 2004. This extended coverage uses the same multiple of pay, but that portion of the coverage is frozen based on salary and target incentive levels in effect at April 1, 2004. Only four officers (including Mr. DeLoach and Mr. Sanders) remain in this frozen executive life insurance plan.

We changed the level, duration and type of coverage (i.e., from permanent coverage to term coverage) in 2004 in response to regulatory and tax law changes that made executive permanent life insurance arrangements less cost effective (and less common at the levels we maintained at the time). Due to the long-term nature of the pre-2004 contractual commitments we had made to the executive officers, and consistent with prevalent practice in unwinding these programs, we have continued to maintain the existing permanent life insurance coverage for the frozen group of four executive officers. No new permanent life insurance coverage has been issued to any executive officers since 2004.

Supplemental Executive Retirement Plan Benefits

Persons elected to an executive officer position after January 1, 2008, will continue to receive the basic Company retirement benefit provided to all employees (including the “restoration” benefit under the Omnibus Benefit Restoration Plan that is provided to employees whose wages or benefit accruals exceed the annual qualified retirement plan limits). In addition, officers participate in a defined contribution supplemental executive retirement plan (“DC SERP”), under which they receive an annual nonqualified plan contribution (equal to 10% of the prior year’s salary and earned incentive). Seventy-five percent of the annual contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. Twenty-five percent is issued in Sonoco deferred restricted stock units. The benefit vests at age 55 for participants with at least five years of service as an executive officer.

After retirement, an officer’s DC SERP “account” is paid in three installments, with the first installment payable six months after an officer’s retirement date, the second installment payable in January of the next year following the first installment, and the third installment payable in January of the year following the second installment. A more detailed description of the DC SERP benefit and of other non-qualified defined contribution benefits is set forth under “Description of Nonqualified Deferred Compensation Plans” on page 50 of this Proxy Statement. Messrs Saunders, Colyer and Tiede currently participate in these plans.

For executive officers elected before January 1, 2008, which is a frozen group of six executive officers, including the CEO and COO, the retirement benefit includes the Company’s basic defined benefit retirement plan benefit and the “restoration” benefit under the Omnibus Benefit Restoration Plan, which is provided to those employees whose wages or benefit accruals exceed the annual qualified retirement plan limits. In addition, a separate defined benefit SERP (“DB SERP”) benefit is provided, which, when combined with the basic retirement benefit, the restoration benefit and full Social Security benefits, equals 60% of the executive officer’s final average cash earnings, assuming age 65 retirement with at least fifteen years of Company service. The calculation excludes long-term compensation in any form. In line with amendments to the Company’s basic defined benefit retirement plan and the “restoration” benefit under the Omnibus Benefit Restoration Plan, no additional benefits will accrue under the DB SERP after December 31, 2018. Officers whose DB SERP benefit accruals are frozen effective December 31, 2018 will begin participating in the DC SERP effective January 1, 2019.

The DB SERP benefit will be paid in three equal installments after retirement, with the first installment payable six months after an officer’s retirement date, the second installment payable six months after payment of the first installment, and the third installment payable 12 months after the payment of the second installment. The payment of the installments may be extended if needed to eliminate adverse accounting treatment to the Company.

A more detailed description of the DB SERP benefit, restoration benefit and the qualified pension plan benefit is set forth under the “Pension Restoration Benefit and DB SERP Benefit in the Restoration Plan” on page 47 of this Proxy Statement.

Executive Compensation Policies

Tax Deductibility of Compensation

IRC Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year unless such amounts are determined to be performance-based compensation. The Committee has taken, and it intends to continue to take, reasonable steps necessary to maximize our ability to deduct for federal tax purposes compensation provided to senior executives while maintaining compensation programs that support attraction and retention of key executives. However, such steps may not always be practical or consistent with the Committee’s compensation objectives. Given that the earnings limit for deductibility has remained fixed since 1993, and the value of some compensation elements cannot be determined until year-end, there are circumstances in which some executive compensation may not meet tax deductibility requirements. We can deduct all but $440,113 of the compensation shown in the Summary Compensation Table for 2012, excluding the value of equity-based awards which are either subject to taxation in a later period or not subject to the deduction limitation rules prescribed under 162(m) as they are performance-based. Executive officers are required to defer receipt of any PCSUs that vest but would not be deductible under Code Section 162(m) until six months following separation of service, unless an earlier distribution is required to comply with provisions of IRS Section 409A.

Stock Ownership Guidelines and Anti-Hedging Policy

To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted stock ownership guidelines for executive officers. The target level of ownership of common stock (or Common Stock Equivalents) was established as a multiple of each executive officer’s annual base salary as outlined below:

Chief Executive Officer	6.0 times annual base salary
Chief Operating Officer	4.0 times annual base salary
Executive Vice Presidents	3.0 times annual base salary
Senior Vice Presidents	2.0 times annual base salary
Other Officers	1.0 times annual base salary

Beginning on July 1, 2011, and until the executive attains the target ownership level, the executive is required to hold in shares at least one-half of the realized gains (less taxes) from the vesting or exercise of equity awards.

Common stock held in the Sonoco Savings Plan, stock equivalents earned through nonqualified deferred compensation programs, vested restricted stock units, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Unvested restricted stock units and shares that may be acquired through the exercise of stock options or stock-settled stock appreciation rights are not included in the calculation of stock ownership for guideline purposes.

In 2010, the Board of Directors adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock. Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, our policy prohibits the purchase or sale by any director, officer or employee of puts, calls, options, warrants, or other derivative securities based on the Company’s stock. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.

Clawback Provision

The Committee is committed to adopting a formal clawback policy requiring adjustment or recovery of incentive awards or payments in the event that the performance measures upon which they are based are restated, or otherwise adjusted, in a manner that would reduce the size of an award or payment. The Committee will be required to adopt such a policy after the New York Stock Exchange adopts the related rules in accordance with regulations that are required to be issued by the Securities and Exchange Commission. Until a formal clawback policy is adopted, the Committee will review any situation that would be covered by such a policy, and determine a course of action that is deemed fair to both shareholders and award recipients.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

The Committee seeks input from Frederic W. Cook & Co., Inc., its independent compensation consultant, in its decision making process. The independent consultant reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. The independent consultant does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.

The independent consultant is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under the “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 15 and is also available through the Investor Relations section of our website at www.sonoco.com. The independent consultant periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2012, the independent consultant conducted a competitive compensation review of our NEOs compared to our Peer Group’s NEOs, provided an update of compensation trends and regulatory developments, analyzed the Company’s use of share-based compensation compared to our peer group, and assisted in the preparation of the Company’s public filings with regard to executive compensation. The independent consultant meets in private session with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. The independent consultant also provides advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.

From time to time, management engages the services of other compensation consultants to assist with matters relating to executive officer and employee compensation. In 2012, management engaged Aon Hewitt to provide compensation and benefit survey data, executive benefit calculations, FICA tax calculations and document drafting.

The Compensation Committee has assessed the independence of Frederick W. Cook & Co. and Aon Hewitt pursuant to Securities and Exchange Commission rules and concluded that neither Frederick W. Cook & Co.’s nor Aon Hewitt’s work for the Compensation Committee raises any conflict of interest.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In order to evaluate performance and use it as a basis for making compensation decisions, the full Board of Directors participates in a formal performance review process that is used for determining the CEO’s compensation. The CEO provides a written evaluation of his performance against objectives at year-end to each director. Each individual director completes a written evaluation of the CEO’s performance. Results are compiled by the Chair of the Corporate Governance and Nominating Committee, who then provides a copy to each director prior to the first Board of Directors meeting for the year. The Committee uses this summary from the Board of Directors to make decisions relative to the CEO’s compensation. The Committee also uses input from its independent compensation consultant in making decisions regarding the CEO’s compensation. The CEO does not participate in decisions regarding the determination of his own compensation, other than to prepare the summary of his results versus objectives for the year as described above.

For the other NEOs and executives, the Committee receives input and recommendations from our CEO as well as its independent compensation consultant. The NEOs or other officers do not have a role in the determination of their own compensation except to provide and discuss their performance against objectives during their annual performance reviews.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2012, and in this Proxy Statement.

J.H. Mullin, III (Chair) P.L. Davies

J.M. Micali L.W. Newton M.D. Oken

COMPENSATION RISK REVIEW

With the assistance of the Committee’s independent compensation consultant, the Committee reviewed our compensation policies and practices applicable to our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. The key features of the executive compensation program that support this conclusion are the following:

•	Appropriate pay philosophy, peer group and market positioning

•	Effective balance between cash and equity compensation, and short- and long-term performance focus

•	Performance objectives with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives

•

Multiple performance metrics in the annual and longer-term incentive programs that are intended to create a balanced focus on growth, profitability and asset efficiency, as well as absolute stock price appreciation

•	Committee’s ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance and other factors

•	Meaningful risk mitigators such as substantial stock ownership guidelines, Committee oversight and use of an independent external consultant

•

Incentive plans do not reward individuals for behaviors that can place the Company at risk (for example, incentives based on financial hedging transactions or incentives based on customer transactions that have significant financial risk).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)		Salary ($) (c)	Bonus ($) (d)	Stock Awards (1) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($) (h)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
Harris E. DeLoach, Jr.	2012		$1,140,606	$-0-	$2,719,822	$861,984	$598,134	$874,568	$321,151	$6,516,265
Chairman and	2011		1,107,051	-0-	2,252,475	845,000	756,448	957,743	344,105	6,262,822
Chief Executive Officer	2010		1,062,003	-0-	2,051,004	729,828	2,124,006	1,490,828	302,937	7,760,606
Barry L. Saunders	2012		380,685	-0-	762,107	237,834	139,749	323,827	51,632	1,895,834
VP and	2011		325,319	-0-	180,383	63,375	143,036	376,386	49,171	1,137,670
Chief Financial Officer	2010	(6)
M. Jack Sanders	2012		640,827	-0-	1,186,400	356,751	294,076	1,135,203	74,428	3,687,685
President and	2011		621,948	-0-	1,334,800	338,000	371,863	1,366,193	82,484	4,115,288
Chief Operating Officer	2010		525,318	-0-	1,275,500	326,040	848,057	1,331,541	68,786	4,375,242
John M. Colyer, Jr.	2012		430,019	-0-	489,339	148,482	157,731	481,430	60,686	1,767,687
VP — Global Industrial	2011		399,900	-0-	423,723	152,100	191,272	721,626	67,011	1,955,632
Converting	2010	(6)
Robert C. Tiede	2012		405,969	-0-	415,005	131,400	148,909	-0-	104,638	1,205,921
VP — Global Flexibles and	2011		394,926	-0-	356,709	118,300	188,893	-0-	140,634	1,199,462
Packaging Services	2010		383,478	-0-	453,132	109,098	536,869	-0-	152,202	1,634,779

(1)	Awards were made in the form of PCSUs. Three-year accelerated vesting of awards is tied to growth in base earnings per share (cumulative BEPS) and improved capital effectiveness (average RONAE) over a three-year period as described in the Compensation Discussion and Analysis (“CD&A”) on page 21. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. The value of each individual award is based on the probable outcome of the performance conditions determined as of the grant date, which is the target number of PCSUs multiplied by the grant date fair value. Assumptions made in valuation of these awards are set forth in Note 11 to our financial statements for the year ended December 31, 2012, which are included in our 2012 Annual Report to Shareholders. Assuming the maximum level of performance was achieved at the end of the 2012 -2014 three-year performance cycle, valued at the 2012 grant date fair value, the maximum award value for the 2012-2014 performance period would be $4,079,733 for Mr. DeLoach, $1,125,597 for Mr. Saunders, $1,779,600 for Mr. Sanders, $711,840 for Mr. Colyer, and $600,615 for Mr. Tiede. The awards do not accumulate dividend equivalents unless vested and deferred, and are not subject to accelerated vesting, except upon a change in control in some cases.

As executive officers elected after January 1, 2008, Messrs Colyer, Tiede and Saunders participate in the defined contribution Supplemental Executive Retirement Plan (“DC SERP”). The contribution amount is equal to 10% of their salary and earned bonus and is further described on page 50. The benefit vests at age 55 with at least five years of service as an executive officer. Seventy-five percent of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (5). Twenty-five percent of the contribution is invested in deferred restricted stock units. The amounts invested in deferred restricted stock units based on Messrs Saunders’, Colyer’s and Tiede’s 2010 salary and credited in 2012 were $11,709, $14,779 and $14,595 respectively and are reflected in column (e). The amounts earned in 2012 and awarded in 2013 in deferred restricted stock units were $13,011, $14,964 and $13,872 for Messrs Saunders, Colyer and Tiede respectively and will be reflected in the 2013 summary compensation table if each remains an NEO.

(2)	Awards were made in the form of SSARs. The amounts shown are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. All 2012 SSARs have a grant price of the closing market price of our common stock on the date of grant. They become exercisable one year from the date of grant and have a term of seven years.

The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The 2012 SSARs had an estimated grant date present value of $6.57. The assumptions used in the binomial model are discussed in Note 11 to our financial statements for the year ended December 31, 2012, which are included in our 2012 Annual Report to Shareholders. The SSARs are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family, and will not confer an actual dollar benefit on the holder unless they are exercised at a time when the market value of the stock exceeds the exercise price of the SSARs. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the estimate presented.

(3)	These amounts are awards pursuant to our annual Officer Incentive Plan as discussed on page 26 of the CD&A. The amounts shown were paid to the NEOs in February of the following year. None of the NEOs elected to defer any of the amounts in this column.

(4)	For Messrs DeLoach and Sanders, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans shown in the “2012 Pension Benefits” table on page 46, from the pension plan measurement date used for our audited financial statements for the prior completed fiscal year to the measurement date used for the audited financial statements for the covered year shown in the table. In addition, for Mr. DeLoach, for 2012, 2011 and 2010, $117,809, $107,937 and $114,495, respectively of this amount represents the above market portion of interest credits on previously earned compensation for which payment has been deferred and amounts credited to the Company’s deferred compensation plan. (See page 50 for a description of this benefit.) These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

(5)	All other compensation for 2012 consisted of the following components for each NEO:

Name	Perquisites (a)	Executive Life Insurance (b)	Company Contributions and Accruals to Defined Contribution Plans (c)	Company Contributions to the Defined Contribution SERP (d)	Tax Gross-Ups (e)
H.E. DeLoach, Jr.	$25,867	$157,992	$37,942		$99,350
B.L. Saunders		2,125	10,474	$39,033
M.J. Sanders		37,897	20,254		16,277
J.M. Colyer, Jr.		4,179	12,426	44,081
R.C. Tiede		7,940	55,082	41,616

(a)	Mr. DeLoach’s perquisites consisted of $25,867 for personal use of the corporate aircraft, computed at the aggregate incremental cost to the Company. The aggregate incremental cost to us for corporate aircraft usage was $1,750 per hour in 2012, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

(b)	Includes our contributions under the Executive Life Insurance program (including the Executive Term Life policies and the frozen Executive Permanent Life policies described on page 32) and the economic value of frozen split-dollar life insurance arrangements entered into before 1996.

(c)	Comprised of Company contributions to the tax qualified Sonoco Retirement and Savings Plan, and the related non-qualified Defined Contribution Restoration component of the Omnibus Benefit Restoration Plan, which keeps employees whole with respect to our contributions that were limited by tax law. Effective December 15, 2012, the Sonoco Savings Plan and the Sonoco Investment and Retirement Plan (the “SIRP”) were combined into one tax qualified defined contribution plan with separate participation rules for both the Company Matching and the Retirement Contribution benefits under this plan. Mr. Tiede remains the only NEO eligible for the Retirement Contribution benefit. Similar to the combining of these tax qualified defined contribution plans, the 401(k) Restoration and the SIRP Restoration components of the non-qualified Omnibus Benefit Restoration Plan have also been combined into the Defined Contribution Restoration component of the Omnibus Benefit Restoration Plan.

(d)	As executive officers elected after January 1, 2008, Messrs Saunders, Colyer and Tiede participate in the defined contribution Supplemental Executive Retirement Plan (“DC SERP”). The contribution amount is equal to 10% of their 2012 salary and earned bonus and is further described on page 50. Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the amounts shown in column (d) to this footnote 5. Twenty-five percent will be issued in Sonoco deferred restricted stock units and is further described under footnote (1) and disclosed in column (e) of the Summary Compensation Table. The benefit vests at age 55 with at least five years of service as an executive officer.

(e)	These amounts represent reimbursement during 2012 for the payment of taxes on company-provided replacement executive life premiums paid pursuant to the frozen executive permanent life insurance program (described on page 33) and are made because of pre-2004 contractual commitments. This benefit will not be extended to additional executives and will no longer be provided once the Company’s contractual obligation to covered executives is satisfied.

(6)	Neither Mr. Saunders nor Mr. Colyer was an NEO in 2010.

2012 GRANTS OF PLAN-BASED AWARDS

	Grant Date (b1)	Committee Action Date (b2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(3) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
Name (a)			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
H.E. DeLoach, Jr.
Annual Cash Incentive	NA	02-07-12	$456,242	$1,140,606	$2,281,212
SSARs	02-08-12	02-07-12								131,200	$32.85	$861,984
PCSUs	02-08-12	02-07-12				45,850	91,700	137,550				2,719,822
B.L. Saunders
Annual Cash Incentive	NA	02-07-12	106,592	266,480	532,959
SSARs	02-08-12	02-07-12								36,200	32.85	237,834
PCSUs	02-08-12	02-07-12				12,650	25,300	37,950				750,398
M.J. Sanders
Annual Cash Incentive	NA	02-07-12	224,289	560,724	1,121,447
SSARs	02-08-12	02-07-12								54,300	32.85	356,751
PCSUs	02-08-12	02-07-12				20,000	40,000	60,000				1,186,400
J.M. Colyer, Jr.
Annual Cash Incentive	NA	02-07-12	120,405	301,013	602,027
SSARs	02-08-12	02-07-12								22,600	32.85	148,482
PCSUs	02-08-12	02-07-12				8,000	16,000	24,000				474,560
R.C. Tiede
Annual Cash Incentive	NA	02-07-12	113,671	284,178	568,357
SSARs	02-08-12	02-07-12								20,000	32.85	131,400
PCSUs	02-08-12	02-07-12				6,750	13,500	20,250				400,410

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the 2012 Officer Incentive Plan, as discussed on page 26 of the Compensation Discussion and Analysis and reflected in column (g) of the Summary Compensation Table.

(2)	PCSUs awarded in 2012. Information about determining the number of award shares, the performance-based conditions and vesting of these awards is provided on page 29 of the Compensation Discussion and Analysis section.

(3)	SSARs awarded in 2012. These awards have a one-year vesting period. Information about determining the number of award shares is provided on page 30 of the Compensation Discussion and Analysis.

(4)	The value for PCSUs is based on the probable outcome of the performance conditions determined as of grant date, which is the target number of PCSUs multiplied by the grant date fair value. The value of the option awards (SSARs) is based on a binomial model calculation of $6.57 per share on the date of grant.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

								Stock Awards
			Option or SSAR Awards					Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(1) (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($) (j)
Name (a)	Option Grant Date	Option Vest Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
H.E. DeLoach, Jr.	02/08/2012	02/08/2013		131,200		$32.8500	02/08/2019
	02/08/2012										45,850	(3)	$1,363,121
	02/09/2011	02/09/2012	100,000			36.3400	02/09/2018
	02/09/2011										33,750	(4)	1,003,388
	02/10/2010	02/10/2011	116,400			28.4800	02/10/2017
	02/04/2009	02/04/2010	190,000			23.6900	02/04/2016
	02/06/2008	02/06/2009	111,000			29.3000	02/06/2015
	02/07/2007	02/07/2008	85,000			38.1100	02/07/2014
	02/01/2006	02/01/2007	80,000			33.3700	02/01/2013
	02/02/2005	02/02/2005	80,000			27.3100	02/02/2015
	02/04/2004	02/04/2005	73,000			23.8600	02/04/2014
B.L. Saunders	02/08/2012	02/08/2013		36,200		32.8500	02/08/2019
	02/08/2012										12,650	(3)	376,085
	02/09/2011	02/09/2012	7,500			36.3400	02/09/2018
	02/09/2011										2,500	(4)	74,325
	02/10/2010	02/10/2011	5,400			28.4800	02/10/2017
	02/06/2008	02/06/2009	4,500			29.3000	02/06/2015
	02/06/2008							4,023	(5)	119,604
	02/07/2007	02/07/2008	4,000			38.1100	02/07/2014
	02/01/2006	02/01/2007	5,000			33.3700	02/01/2013
M.J. Sanders	02/08/2012	02/08/2013		54,300		32.8500	02/08/2019
	02/08/2012										20,000	(3)	594,600
	02/09/2011	02/09/2012	40,000			36.3400	02/09/2018
	02/09/2011										20,000	(4)	594,600
	02/10/2010	02/10/2011	52,000			28.4800	02/10/2017
	02/06/2008	02/06/2009	30,000			29.3000	02/06/2015
	02/07/2007	02/07/2008	22,500			38.1100	02/07/2014
	10/16/2006	10/16/2007	10,000			35.4200	10/16/2013
	02/01/2006	02/01/2007	20,000			33.3700	02/01/2013

									Stock Awards
			Option or SSAR Awards						Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(1) (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($) (j)
Name (a)	Option Grant Date	Option Vest Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
J.M. Colyer, Jr.	02/08/2012	02/08/2013			22,600		32.8500	02/08/2019
	02/08/2012											8,000	(3)	237,840
	02/09/2011	02/09/2012	18,000				36.3400	02/09/2018
	02/09/2011											6,000	(4)	178,380
	02/10/2010	02/10/2011	17,400				28.4800	02/10/2017
	02/04/2009	02/04/2010	25,500				23.6900	02/04/2016
	02/06/2008	02/06/2009	6,000				29.3000	02/06/2015
	02/06/2008								4,023	(5)	119,604
	02/07/2007	02/07/2008	6,000				38.1100	02/07/2014
	02/01/2006	02/01/2007	5,500				33.3700	02/01/2013
	02/02/2005	02/02/2005	3,200				27.3100	02/02/2015
R.C. Tiede	02/08/2012	02/08/2013			20,000		32.8500	02/08/2019
	02/08/2012											6,750	(3)	200,678
	02/09/2011	02/09/2012	14,000				36.3400	02/09/2018
	02/09/2011											5,000	(4)	148,650
	02/10/2010	02/10/2011	17,400				28.4800	02/10/2017
	02/04/2009	02/04/2010	6,000				23.6900	02/04/2016
	02/04/2009								7,757	(6)	230,616
	02/06/2008	02/06/2009	5,500				29.3000	02/06/2015
	02/07/2007	02/07/2008	4,000				38.1100	02/07/2014
	02/01/2006	02/01/2007	5,000				33.3700	02/01/2013
	02/02/2005	02/02/2005	4,000				27.3100	02/02/2015
	07/19/2004	07/19/2005	5,000	(7)			25.7900	07/19/2014

(1)	Except in the event of termination of employment as a result of death, disability, or retirement, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. Upon consummation of a change in control that meets the criteria as specified under IRC Section 409A and related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

(2)	Values of PCSUs shown in column (h) and PCSUs/RSUs shown in column (j) are based on the December 31, 2012, closing price of $29.73.

(3)	These figures represent the number of threshold shares of PCSUs granted February 8, 2012 that will vest on December 31, 2014, if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. In the event that threshold performance goals are not attained and vesting at the end of the three-year performance period is less than 50% of the target award opportunity, the difference between 50% of target and what actually vests is deferred and potentially payable in equal share installments at the end of the fourth and fifth year, subject to the participant’s continued employment for that period.

(4)	These figures represent the number of threshold shares of PCSUs granted February 9, 2011 that will vest on December 31, 2013, if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. In the event that threshold performance goals are not attained and vesting at the end of the three-year performance period is less than 50% of the target award opportunity, the difference between 50% of target and what actually vests is deferred and potentially payable in equal share installments at the end of the fourth and fifth year, subject to the participant’s continued employment for that period.

(5)	These figures represent the remaining unvested portion of Restricted Stock Units which were awarded to Mr. Saunders and Mr. Colyer in recognition of their election as corporate officers. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The shares vest/vested in three equal increments on the third, fourth and fifth anniversary of the grant. If the executive officer leaves the Company for any reason before the shares vest, the unvested shares are forfeited. The individual grant agreement provides for vesting on a prorata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m). The restricted stock units do not have voting rights. Mr. Saunders elected to defer receipt of his shares until six months following his separation of service from the Company and elected a payout option of one, two or three annual installments.

(6)	These figures represent the remaining unvested portion of Restricted Stock Units which were awarded to Mr. Tiede in recognition of his election as a corporate officer. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The shares vest/vested in three equal increments on the third, fourth and fifth anniversary of the grant. Receipt of shares occurs six months following separation of service. If the executive officer leaves the Company for any reason before the shares vest, the unvested shares are forfeited. The individual grant agreement provides for vesting on a prorata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m). The restricted stock units do not have voting rights. Mr. Tiede elected to defer receipt of his shares until six months following his separation of service from the Company and elected a payout option of one, two or three annual installments.

(7)	This one-time award of options was made to Mr. Tiede when he joined Sonoco.

2012 OPTION EXERCISES AND STOCK VESTED

The following table provides information about options exercised by our NEOs in 2012 and about RSUs and PCSUs that vested in 2012.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting (6) ($) (c)
H.E. DeLoach, Jr.	75,000	$632,091	9,000	(2)	$267,570
			47,034	(3)	1,398,321

Total			56,034		1,665,891
B.L. Saunders			300	(2)	8,919
			5,090	(3)	151,326
			4,014	(4)	119,336

Total			9,404		279,581
M.J. Sanders			2,400	(2)	71,352
			29,250	(3)	869,603

Total			31,650		940,955
J.M. Colyer, Jr.			240	(2)	7,135
			9,945	(3)	295,665
			3,873	(4)	115,144

Total			14,058		417,944
R.C. Tiede			240	(2)	7,135
			9,945	(3)	295,665
			3,878	(5)	115,293

Total			14,063		418,093

(1)	The difference between the market price of the common stock at exercise and the exercise price.

(2)	These figures represent shares that vested for the 2008-2010 long-term incentive plan. Performance criteria for the 2008-2010 performance cycle vested 52% of threshold shares. To encourage retention, the plan provides that if less than 100% of threshold shares vest, then the difference between what actually vests and 100% of threshold shares, vests in two equal portions at the end of the fourth and fifth year of the plan, or at the end of 2011 and 2012 respectively, subject to the participant’s continued employment for that period. The shares shown are those that vested at the end of year five. Mr. DeLoach and Mr. Sanders elected to defer receipt of these shares until six months following separation of service from the Company, and have elected a payout option of one, two or three annual installments. After vesting, the deferred shares are credited with dividend equivalents. Deferred shares are also shown in Column (b) of the “2012 Nonqualified Deferred Compensation” table on page 49.

(3)	These figures represent the number of performance shares that vested for the 2010-2012 long-term incentive performance period that ended on December 31, 2012. The plan provisions are discussed on page 30. Mr. DeLoach and Mr. Sanders elected to defer receipt of these shares until six months following separation of service from the Company, and have elected a payout option of one, two or three annual installments. After vesting, the deferred shares are credited with dividend equivalents. Deferred shares are also shown in Column (b) of the “2012 Nonqualified Deferred Compensation” table on page 49.

(4)	These shares represent one third of the restricted stock units awarded to Mr. Saunders and Mr. Colyer upon their elections as a corporate officers. The initial grant of 10,000 shares was issued on February 6, 2008, and vests in three increments on the third, fourth and fifth anniversary of the grant. The shares were credited with dividend equivalents during the vesting period. These figures represent the shares and dividend equivalents that vested on the fourth anniversary of the grant in 2012. Mr. Saunders elected to defer receipt of all of these shares until six months following separation of service from the Company and elected a payout option of one, two or three annual installments. Deferred shares are also shown in Column (b) of the “2012 Nonqualified Deferred Compensation” table on page 49.

(5)	These shares represent one third of the restricted stock units awarded to Mr. Tiede upon his election as a corporate officer. The initial grant of 10,000 shares was issued on February 4, 2009, and vests in three increments on the third, fourth and fifth anniversary of the grant. The shares were credited with dividend equivalents during the vesting period. These figures represent the shares and dividend equivalents that vested on the third anniversary of the grant in 2012. Mr. Tiede elected to defer receipt of all of these shares until six months following separation of service from the Company and elected a payout option of one, two or three annual installments. Deferred shares are also shown in Column (b) of the “2012 Nonqualified Deferred Compensation” table on page 49.

(6)	Based on the closing stock price on the date of vesting.

2012 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (4) (#) (c)	Present Value of Accumulated Benefit (5) ($) (d)	Payments During Last Fiscal Year (6) ($) (e)
H.E. DeLoach, Jr. (1)	Sonoco Pension Plan	26	$1,081,558
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	26	11,796,859	$255,694
	DB SERP Benefit	27	11,425,778	214,720

	Total		24,304,195	470,414
B.L. Saunders (2)	Sonoco Pension Plan	22.5	649,499
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	22.5	745,722	8,375

	Total		1,395,221	8,375
M.J. Sanders (1)	Sonoco Pension Plan	24	880,960
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	24	3,109,733	42,772
	DB SERP Benefit	25	3,065,118	47,295

	Total		7,055,811	90,067
J.M. Colyer, Jr. (2)	Sonoco Pension Plan	28	747,014
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	28	1,402,202	16,062

	Total		2,149,216	16,062
R.C. Tiede (3)

(1)	Messrs DeLoach and Sanders, participate in two Sonoco-sponsored defined benefit pension plans: the Sonoco Pension Plan (“Pension Plan”), a tax-qualified plan, and the Omnibus Benefit Restoration Plan of Sonoco Products Company (the “Restoration Plan”), a nonqualified supplemental retirement plan which has two separate defined benefit components: (i) the Pension Restoration Benefit, which compensates our NEOs, as well as other employees, for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC, and, (ii) the defined benefit Supplemental Executive Retirement Plan Benefit (the “DB SERP”), which provides an additional benefit to certain of our executive officers elected before January 1, 2008. Further information about these plans is provided in the narrative discussion below. We adopted the DB SERP in 1979 and amended and restated the DB SERP in 1994 to include the Pension Restoration Benefit.

(2)	Mr. Saunders and Mr. Colyer also participate in the Pension Plan and in the Pension Restoration Benefit component of the Restoration Plan. In addition, they participate in the defined contribution Supplemental Executive Retirement Plan (DC SERP) which is described on page 50.

(3)	Mr. Tiede does not participate in the Pension Plan or the Pension Restoration Benefit of the Restoration Plan because he was hired after participation in these plans was frozen. Instead, he participates in the Retirement Contribution component of the broad-based defined contribution Sonoco Retirement and Savings Plan, for employees hired on or after January 1, 2004. In addition, he participates in the Defined Contribution Restoration and the DC SERP components of the Omnibus Benefit Restoration Plan. These plans are described on page 50.

(4)	Years of Credited Service under the Sonoco Pension Plan and the Pension Restoration Benefit component of the Restoration Plan begin on January 1 or July 1 coincident with or following one year of service. Years of Credited Service under the DB SERP component of the Restoration Plan begin on the date of hire. We do not provide extra years of credited service under the plans.

(5)

We calculate the present values shown in the table using: (i) the same discount rates we use for applicable financial reporting purposes (4.26% for the Pension Plan and 3.64% for the Pension Restoration Benefit and the DB SERP); and (ii) each plan’s earliest unreduced retirement age (age 65 for the Pension Plan, the Pension Restoration Benefit and the DB SERP as discussed below). The present values shown in the table reflect post-retirement mortality, based on the applicable financial reporting assumption (the RP2000 Combined Healthy mortality table generationally projected with Scale AA as of December 31, 2012), but do not include an assumption of pre-retirement termination, mortality or disability.

The elements of compensation considered in determining the DB SERP benefit payable to the NEOs are the compensation shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 37.

(6)	Payments in column (e) reflect the amount distributed in accordance with the Restoration Plan to cover tax withholding requirements in connection with employment taxes imposed on the accumulated benefit obligation of the DB SERP and the Pension Restoration Benefit. The present value of the accumulated benefit shown in column (d) has been reduced to reflect the amount distributed.

Sonoco Pension Plan

The Sonoco Pension Plan is a defined benefit retirement plan and covers the majority of employees in the United States, and certain U.S. expatriate employees hired prior to 2004. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in the pay-based formula. The Sonoco Pension Plan was further amended in 2009 to freeze benefit accruals for all participants, effective December 31, 2018. The Sonoco Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A. $42 multiplied by years of benefit service (up to 30); plus

B. 1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C. 1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D. 0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($250,000 in 2012).

Benefit service begins at the date of commencement of participation, which is the January 1 or July 1 coincident with or following one year of service.

Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55, with subsidized early retirement reductions of 3.6% per year from age 65.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Sonoco Pension Plan offers several optional forms of payment, including joint and survivor annuities, period certain annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Pension Restoration Benefit and DB SERP Benefit in the Restoration Plan

The Pension Restoration Benefit under the Restoration Plan is provided to Sonoco employees hired before 2004 (including the NEOs with the exception of Mr. Tiede) to compensate for any benefits lost under the Sonoco Pension Plan because of pay and benefit limitations set by the IRC. Generally, the terms and conditions of the Pension Restoration Benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.” The Pension Restoration Benefit component of the Omnibus Benefit Restoration Plan was amended in 2009 to freeze benefit accruals effective December 31, 2018.

The DB SERP Benefit under the Restoration Plan is provided only to designated officers elected before January 1, 2008, including Mr. DeLoach and Mr. Sanders. With 15 years of service and retirement at age 65, it provides an annual payment equal to 60% replacement of final average earnings offset by the Sonoco Pension Plan benefit, the Pension Restoration Benefit and full Social Security benefits. Officers elected before January 1, 2006, become fully vested in their DB SERP Benefit upon the completion of five years service in the DB SERP. Officers elected after January 1, 2006, become fully vested in their DB SERP Benefit upon completion of five years service in the DB SERP and attainment of age 55. The DB SERP benefit was amended to freeze benefit accruals effective December 31, 2018, to be consistent with the 2009 amendments to freeze accruals in the Sonoco Pension Plan and the Pension Restoration Benefit component of the Omnibus Benefit Restoration Plan.

The annual DB SERP Benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DB SERP begins at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the Pension Restoration Benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62.)

Final average cash earnings for the DB SERP Benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

The DB SERP Benefit is calculated as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

Mr. DeLoach and Mr. Sanders are eligible to retire under the DB SERP. Both Mr. DeLoach and Mr. Sanders have elected to receive the actuarially equivalent value of the DB SERP Benefit in three equal installments after retirement in lieu of the monthly 75% joint and survivor annuity or the 10-year certain and life annuity.

In the event of disability, the annual Restoration Plan disability benefit payable is equal to the early retirement DB SERP benefit, the combined family Social Security benefits, the Pension Restoration Benefit and Sonoco Pension Plan benefit. If the early retirement DB SERP benefit (prior to the conversion to the actuarially equivalent value of the DB SERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of current base salary, the difference will be payable from the Long-Term Disability Plan. When the benefit from the Long-Term Disability Plan ends, any unpaid DB SERP Benefit installments, the Pension Restoration Benefit and benefits from the Pension Plan would continue.

Mr. DeLoach and Mr. Sanders are also eligible for disability benefits under the Restoration Plan since each is at least 55 years of age and is eligible to retire.

2012 NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in 2012(1)(4) ($) (b)	Registrant Contributions in 2012(4) ($) (c)	Aggregate Earnings in 2012(2)(4) ($) (d)	Aggregate Withdrawals/ Distributions in 2012 ($) (e)	Aggregate Balance at End of 2012(3)(4) ($) (f)
H.E. DeLoach, Jr.
1983 Officer Deferred Compensation Plan	-0-	-0-	$394,183	-0-	$3,823,394
1991 Officer Deferred Compensation Plan	-0-	-0-	(2,558)	-0-	37,742
Defined Contribution Restoration Benefit (5)	-0-	$32,942	118,199	-0-	1,243,814
Deferred PCSUs/RSUs	$1,665,891	-0-	(1,569,135)	-0-	23,742,283
B.L. Saunders
Defined Contribution Restoration Benefit (5)	-0-	5,474	6,630	-0-	59,993
Deferred PCSUs/RSUs	-0-	-0-	(25,339)	-0-	350,790
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	39,033	4,593	-0-	187,331
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	11,709	(3,219)	-0-	48,180
M.J. Sanders
Defined Contribution Restoration Benefit (5)	-0-	15,254	30,651	-0-	267,773
Deferred PCSUs/RSUs	940,955	-0-	(223,224)	-0-	3,858,104
J.M. Colyer, Jr.
Defined Contribution Restoration Benefit (5)	-0-	7,426	10,807	-0-	90,075
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	44,081	6,362	-0-	249,521
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	14,779	(4,387)	-0-	65,567
R.C. Tiede
Defined Contribution Restoration Benefit (5)	-0-	34,486	36,557	-0-	397,945
Deferred PCSUs/RSUs	-0-	98,614	16,209	-0-	114,823
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	41,616	5,775	-0-	228,080
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	14,595	(3,778)	-0-	56,552

(1)	Includes aggregate of deferred equity compensation in 2012. The value of the equity deferral is based on the number of deferred share units multiplied by the closing price of Sonoco stock on the date of deferral (vesting date), which in all cases was $29.73 per share on December 31, 2012. These awards have been previously reported in the Summary Compensation table.

(2)	Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts is based on the December 31, 2012 closing price of $29.73. Values also reflect any required Social Security taxes on shares that vested in 2012.

(3)	For all of the NEOs, the portion of the amounts shown in column (f) above that relate to the Defined Contribution Restoration component of the Omnibus Benefit Restoration Plan are payable in three installments following the participant’s separation from service. With the initial installment paid six months following separation from service and the second and third installments paid in January of the following years. The remaining amounts are payable according to each NEO’s elected payment schedule, which can range from one to 15 annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2012. For Messrs Saunders, Colyer and Tiede, the portion that relates to the Defined Contribution SERP is payable in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years.

(4)	The following table shows contributions and earnings that are reported in the “Summary Compensation Table” on page 37 or were reported in the Summary Compensation Table in previous years.

Name	Amounts in column (b) reported in the Summary Compensation Table	Amounts in column (c) reported in the Summary Compensation Table	Amounts in column (d) reported in the Summary Compensation Table	Amounts in column (f) previously reported as compensation in the Summary Compensation Table for previous years	Amounts in column (f) payable in company stock rather than cash
H.E. DeLoach, Jr.	$1,665,891	$32,942	$117,809	$16,197,968	$23,780,025
B.L. Saunders	-0-	56,216	-0-	111,895	398,971
M.J. Sanders	940,955	15,254	-0-	2,911,181	3,858,104
J.M. Colyer, Jr.	-0-	66,286	-0-	147,870	65,567
R.C. Tiede	-0-	90,697	-0-	318,742	171,375

(5)	The Defined Contribution Restoration Benefit is the result of combining the former 401(k) Restoration Benefit and the Sonoco Investment and Retirement Restoration Benefit components of the Omnibus Benefit Restoration Plan.

Description of Nonqualified Deferred Compensation Plans

From 1983 through 1989 executive officers and directors were eligible to participate in a salary/incentive deferral plan under which they could commit to defer a specific dollar amount of salary and/or incentive over a one to four year period and in return receive a fixed monthly annuity for 180 months beginning in the January after the person reaches age 65 (or subsequent retirement if elected by the participant). The amount of monthly annuity varied with the individual’s age and prevailing interest rates at the time the commitment to defer was made. Mr. DeLoach is the only officer currently with the Company who made contributions to this plan. Mr. DeLoach elected to commence payment in January following his retirement, and, under the terms of the plan, had he retired in 2012, his combined monthly payout based on his contributions would have been $40,390 commencing in January 2013. The historical effective interest rates on the contributions made by Mr. DeLoach ranged from 9.6% to 17.1%, and the rates decreased to 7% effective January 1, 2010 when his payments (absent the election) would have otherwise commenced.

In 1991, the Company implemented a new Deferred Compensation Plan for Corporate Officers. Each participant is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of compensation (salary and/or incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2012, the interest rate was 5.17%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from these plans are made annually after separation from service. For amounts deferred prior to January 1, 2006, participants could select payment schedules for periods of one to 15 years. For deferrals after January 1, 2006, the payment period was changed to one, three or five years. Under IRC Section 409A, payments of amounts that were deferred after December 31, 2004, are subject to a minimum six month delay after separation from service with the Company. None of the NEOs made a deferral into this plan in 2012.

The NEOs, as well as other employees, participate in the Defined Contribution Restoration component of the Omnibus Benefit Restoration Plan, which keeps employees whole with respect to company contributions to the Sonoco Savings Plan that are limited by the IRC. Mr. DeLoach and Mr. Sanders also participate in the DB SERP Benefit and Pension Restoration Benefit components of the Omnibus Benefit Restoration Plan. Mr. Saunders and Mr. Colyer also participate in the Pension Restoration Benefit component of the Omnibus Benefit Restoration Plan. Those amounts are shown in the “2012 Pension Benefits” table, beginning on page 46.

Mr. Tiede participates in the Sonoco Retirement & Savings Plan, a tax-qualified defined contribution arrangement comprised of a company match formula and an annual retirement contribution for employees hired on or after January 1, 2004. He also participates in the Defined Contribution Restoration component of the Omnibus Benefit Restoration Plan, which provides benefits to all participants in the Sonoco Retirement & Savings Plan whose wages or benefit accruals exceed the annual IRC qualified retirement plan limits, and the Defined Contribution SERP (“DC SERP”), which provides supplemental retirement benefits to executive officers elected after January 1, 2008. The Defined Contribution Restoration Benefit is the result of combining the former 401(k) Restoration Benefit and the Sonoco Investment and Retirement Restoration Benefit components of the Omnibus Benefit Restoration Plan.

The annual retirement contribution to the Sonoco Retirement and Savings Plan is equal to 4% of the employee’s cash earnings paid in the prior calendar year, plus an additional 4% of the employee’s cash earnings in excess of the Social Security wage base ($110,100 in 2012). Its related nonqualified Defined Contribution Restoration Benefit as noted above provides an additional credit covering pay in excess of the annual IRC limit ($250,000 in 2012). One hundred percent of the annual retirement contribution to the Sonoco Retirement and Savings Plan is invested at the employee’s discretion in any of several available indexed funds. Participants become fully vested in their tax-qualified and nonqualified annual retirement contribution at the earlier of three years of service or reaching age 55. Mr. Tiede is fully vested in the retirement contribution to the Sonoco Retirement and Savings Plan.

At separation from service or retirement, the participant may elect to receive the annual retirement contribution from the qualified Sonoco Retirement & Savings Plan under several different forms of payment. The Defined Contribution Restoration Benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years.

The Defined Contribution Restoration Benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of the following years.

Messrs Saunders, Colyer and Tiede participate in the DC SERP Plan. The annual DC SERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DC SERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. The remaining 25% will be issued in Sonoco deferred restricted stock units. The DC SERP benefit vests at age 55 with at least five years of service as an executive officer. The deferred restricted stock units do not have voting rights. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares.

The vested DC SERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years. The vested DC SERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of the following years. Messrs Saunders, Colyer and Tiede were not vested in the DC SERP Plan as of December 31, 2012.

Executive officers who participate in the PCSU portion of the Company’s long-term incentive plan as described on page 29 of the Compensation Discussion and Analysis may make an irrevocable election to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made during or after 2003 must be for at least six months after separation from service with the Company. Additionally, receipt of any such units that vest and are not deductible under IRC Section 162(m) must be deferred until at least six months following separation of service. At the time of deferral, officers must elect a payment schedule of one, two or three annual installments. PCSUs accrue dividend equivalents only after vesting.

POTENTIAL BENEFITS PAYABLE IMMEDIATELY UPON CERTAIN SEPARATION EVENTS

Nonqualified Pension Amounts, Life Insurance Benefits, and Equity Values

The table below and the notes that follow set forth estimates of the nonqualified pension amounts, life insurance benefits and equity values that would have been payable to each of the NEOs had the specified termination events occurred on December 31, 2012. (Qualified pension benefits that would have been received are disclosed and discussed in the “2012 Pension Benefits” table on page 46.) The equity values are based on the December 31, 2012 stock price of $29.73.

Name	Termination (a)	Disability (b)		Retirement (c)	Change in Control (d)		Death (e)
H.E. DeLoach, Jr.
Pension Restoration Benefit (1)	$985,597	$985,597		$985,597	$985,597		$433,958
DB SERP Benefit (2)	3,850,132	3,850,132		3,850,132	3,850,132		3,506,189
Unvested SSARs	-0-	-0-	(4)	-0-	-0-	(4)(5)	-0-	(4)
Unvested PCSUs	-0-	2,246,844		2,246,844	2,246,844	(6)	2,246,844
Executive Life Insurance Plan Lump Sum (3)							11,000,000
B.L. Saunders
Pension Restoration Benefit (1)	53,429	53,429		53,429	53,429		24,938
Unvested SSARs	-0-	-0-	(4)	-0-	-0-	(4)(5)	-0-	(4)
Unvested PCSUs	-0-	349,893		349,893	349,893	(6)	349,893
Unvested RSUs	-0-	339,103		-0-	339,103		339,103
Executive Life Insurance Plan Lump Sum (3)							750,000
M.J. Sanders
Pension Restoration Benefit (1)	226,861	226,861		226,861	226,861		102,065
DB SERP Benefit (2)	1,523,790	1,523,790		1,523,790	1,523,790		1,680,957
Unvested SSARs	-0-	-0-	(4)	-0-	-0-	(4)(5)	-0-	(4)
Unvested PCSUs	-0-	1,189,319		1,189,319	1,189,319	(6)	1,819,319
Executive Life Insurance Plan Lump Sum (3)							3,500,000
J.M. Colyer, Jr.
Pension Restoration Benefit (1)	107,568	107,568		107,568	107,568		-0-
Unvested SSARs	-0-	-0-	(4)	-0-	-0-	(4)(5)	-0-	(4)
Unvested PCSUs	-0-	396,420		396,420	396,420	(6)	396,420
Unvested RSUs	-0-	115,621		-0-	115,621	(7)	115,621
Executive Life Insurance Plan Lump Sum (3)							1,000,000
R.C. Tiede (8)
Unvested SSARs	-0-	-0-	(4)	-0-	-0-	(4)(5)	-0-	(4)
Unvested PCSUs	-0-	332,025		332,025	332,025	(6)	332,025
Unvested RSUs	-0-	198,899		-0-	198,899	(7)	198,899
Executive Life Insurance Plan Lump Sum (3)							1,000,000

(1)	The events included in columns (a) through (d) provide that the Pension Restoration Benefits are payable to these NEOs for their lifetimes, in addition to the benefits payable from the Sonoco Pension Plan and Social Security (if applicable). The Pension Restoration Benefits for Mr. DeLoach and Mr. Sanders are payable immediately, as they are already eligible to retire.

Since Mr. Saunders and Mr. Colyer are vested but not eligible to retire, the initial monthly payments of their Pension Restoration Benefits would be payable beginning on May 1, 2014 and April 1, 2016, respectively, which is the first date upon which they would be eligible to commence receipt of their benefits.

The payment of any Pension Restoration Benefits included in column (d) is contingent upon termination of employment.

The Pension Restoration Benefits included in column (e) for Mr. DeLoach and Mr. Sanders (payable as a 50% surviving spouse benefit) that are due upon the death of a participant (the pre-retirement death benefits) are payable for the lifetime of the NEO’s spouse.

Since Mr. Saunders is vested but not eligible to retire, the initial monthly payment of his Pension Restoration Benefit would be payable to his surviving spouse beginning May 1, 2014, in the form of a life annuity. Mr. Colyer is unmarried and no survivor benefits would be payable.

(2)	The Events included in columns (a) through (d) provide that the DB SERP Benefits for Mr. DeLoach and Mr. Sanders are payable in three equal installments in lieu of the annual DB SERP Benefits and represent the first of the three equal installments. The calculation of the DB SERP Benefit does not include an offset for Social Security for Mr. Sanders as he is not yet eligible for Social Security benefits.

The payment of any Pension Restoration Benefits included in column (d) is contingent upon termination of employment.

The DB SERP Benefits included in column (e) for Mr. DeLoach and Mr. Sanders are payable in three annual installments to the NEO’s spouse in lieu of the 75% surviving spouse benefit, and have been offset by the 50% surviving spouse benefit from both the Sonoco Pension Plan and the Pension Restoration Plan, and estimated Social Security survivor benefits, as applicable. The DB SERP Benefits reflected in column (e) represent the first of three equal installments.

(3)	Because of the manner in which the pre-2004 permanent life insurance coverage (described on page 32) was structured, the premiums and tax gross-ups for Mr. Sanders will end at the later of age 65 or December 31, 2014. To make the structure of Mr. DeLoach’s coverage more cost effective (and to make more of the premiums and gross-ups tax deductible), the premiums and gross-ups are scheduled to end at age 79 (or at death if earlier).

The present value of the remaining estimated future premiums and related tax gross-ups projected to these dates are $2,097,014 for Mr. DeLoach and $201,862 for Mr. Sanders. Messrs Saunders, Colyer and Tiede do not participate in the pre-2004 permanent life insurance program.

Premiums paid by the Company on behalf of officers for Executive Term Life insurance policies, as described in the Compensation Discussion and Analysis will be continued until the later of the officers’ attainment of age 65 or the officers’ retirements from the Company. The present values of the remaining estimated future premiums are $4,368 for Mr. DeLoach, $28,835 for Mr. Saunders, $212,097 for Mr. Sanders, $51,699 for Mr. Colyer, and $98,526 for Mr. Tiede.

(4) The closing price on December 31, 2012 was below the SSARs grant price, so no value would have been realized.

(5)	Unvested SSARs will immediately vest only in the case of involuntary termination within two years of a Change in Control that meets the criteria of Internal Revenue Code (“IRC”) Section 409A and the regulations thereunder. Had this occurred on December 31, 2012, the closing price was below the grant price of the SSARs, so no value would have been realized.

(6)	Upon consummation of a Change in Control that meets the criteria of Internal Revenue Code (“IRC”) Section 409A and the regulations thereunder, all unvested PCSUs will vest at Target on a prorata basis.

(7)	Upon consummation of a Change in Control that meets the criteria of Internal Revenue Code (“IRC”) Section 409A and the regulations thereunder, all unvested RSUs will vest on a prorata basis.

(8)	Mr. Tiede is not eligible to participate in the Pension Restoration Benefit and the DB SERP Benefit.

Treatment of Nonqualified Deferred Compensation Upon Certain Terminations or Change in Control

Except for the amounts accrued under the DC SERP, the amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2012, are set forth in column (f) of the Nonqualified Deferred Compensation table and the method of determining the benefits payable and payment arrangements are described in the narrative following that table. Since Messrs Saunders, Colyer and Tiede are not vested in the DC SERP, those amounts would be forfeited.

DIRECTOR COMPENSATION

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

For the first quarter of 2012, non-employee directors received a quarterly cash retainer of $12,500. In addition, the directors received quarterly deferred stock equivalent units valued at $21,250. The number of deferred stock equivalent units received is calculated by dividing $21,250 by the closing stock price on the first business day of each calendar quarter. The deferred stock equivalent units accrue dividend equivalents and must be held until six months following termination of Board service, and will be issued in shares of Sonoco common stock. Directors must elect to receive these deferred share distributions in one, three or five annual installments.

Based on comparisons of our Company to national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved the following changes effective April, 1 2012. The directors received a quarterly cash retainer of $15,000. In addition, the directors received a quarterly grant of deferred stock equivalent units valued at $23,750. The deferred stock equivalent units accrue dividend equivalents and must be held until six months following termination of Board service, and will be issued in shares of Sonoco common stock. Directors must elect to have these deferred payments in one, three or five annual installments.

Board members also received a fee of $1,500 for each Board of Directors and each committee meeting attended. Committee chairs received a quarterly committee chair retainer. The Audit Committee chair received a committee chair retainer of $3,750 per quarter. The Executive Compensation Committee chair received a committee chair retainer of $3,125 per quarter. The Financial Policy, Corporate Governance and Nominating, and Employee/Public Responsibility Committee chairs each received a committee chair retainer of $2,500 per quarter. Based on national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved a quarterly retainer of $5,000 for the newly created Lead Director effective February 2012.

Directors may elect to defer a portion of their cash retainer or other fees (except chair retainers) into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2012, the interest rate was 5.17%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents, and are issued in shares of Sonoco common stock. Issuance of shares will commence six months following termination of Board service. Directors must elect to receive these deferred distributions in one, three or five annual installments.

No director had a compensation arrangement that differed from the program described above.

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2012.

2012 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Total ($) (d)
J.L. Coker	$74,000	$92,500	$166,500
P. L. Davies	77,000	92,500	169,500
J.R. Haley	74,000	92,500	166,500
E.H. Lawton, III	80,000	92,500	172,500
J.E. Linville	90,000	92,500	182,500
J.M. Micali	115,796	92,500	208,296
J.H. Mullin, III	94,000	92,500	186,500
L.W. Newton	77,000	92,500	169,500
M.D. Oken	96,500	92,500	189,000
P.R. Rollier	78,500	92,500	171,000
T.E. Whiddon	87,000	92,500	179,500

(1)	Mr. Micali elected to defer 50% of his cash retainer ($28,750), 50% of his Lead Director Retainer ($9,149) and 50% of his meeting fees ($15,000) into a market rate interest account as described above.

Mr. Rollier elected to defer his cash retainer ($57,500) and his meeting fees ($21,000) into a market rate interest account as described above.

(2)	Mandatorily deferred stock equivalent units.

The table below shows the amount of 2012 compensation deferred for each director into Sonoco Stock Equivalent Units and the payout schedule elected.

Director	Fees Deferred Into Equivalent Stock Units(1)	Payout Schedule Election in Years
J.L. Coker	$92,500	1
P.L. Davies	92,500	1
J.R. Haley	92,500	5
E.H. Lawton, III	92,500	5
J.E. Linville	92,500	5
J.M. Micali	145,398	1
J.H. Mullin, III	92,500	1
L.W. Newton	92,500	1
M.D. Oken	92,500	1
P.R. Rollier	92,500	3
T.E. Whiddon	92,500	1

(1)	Mandatory deferrals of quarterly stock awards for each director in the amount of $21,250 were made on 01/02/12. The quarterly stock awards were increased to $23,750 and mandatory deferrals were made on 04/01/2012, 07/01/2012 and 10/01/2012.

Mr. Micali elected to defer 50% of his cash retainer ($28,750), 50% of his Lead Director Retainer ($9,149) and 50% of his meeting fees ($15,000) into restricted stock units.

NON-EMPLOYEE DIRECTORS’ OUTSTANDING EQUITY AWARDS

OR FEES DEFERRED INTO SONOCO STOCK EQUIVALENT UNITS

AT FISCAL YEAR END (12/31/2012)

	Deferred Into Sonoco Stock Equivalent Units		Stock Options Number Of Shares(2)
Name	Number	Value(1)
J.L. Coker	17,439	$518,461	0
P.L. Davies	17,439	518,461	7,000
J.R. Haley	2,986	88,774	0
E.H. Lawton, III	17,439	518,461	0
J.E. Linville	17,439	518,461	6,000
J.M. Micali	25,630	761,980	11,000
J.H. Mullin, III	18,899	561,867	9,000
L.W. Newton	11,089	329,676	0
M.D. Oken	17,374	516,529	0
P.R. Rollier	13,599	404,298	0
T.E. Whiddon	17,439	518,461	9,000

(1)	Based on the December 31, 2012 closing price of $29.73 per share.

(2)	Since 2005, directors have not been granted stock options nor allowed to defer retainer or meeting fees into stock options.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), our audited financial statements for the year ended December 31, 2012. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 114, (“The Auditor’s Communication With Those Charged With Governance”), (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and PCAOB Auditing Standard No. 5, (“An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements”). The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC such firm’s independence. The Committee has also reviewed the services provided by PwC discussed below, and has considered whether provision of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

M.D. Oken (Chair), E.H. Lawton, III,

J.E. Linville, J.M. Micali, P.R. Rollier

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our principal independent registered public accounting firm for 2012, and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2013, pending agreement over the terms of their engagement.

Representatives of PwC will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.

Fees Relating to Services Provided by PwC for 2012 and 2011

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the consolidated financial statements and reports for the years ended December 31, 2012 and 2011 and for other services rendered during 2012 and 2011 on our behalf.

Fee Category ($ in thousands)	2012	% of Total	2011	% of Total
Audit Fees	$3,377	76.6%	$3,187	64.3%
Audit-related Fees	36	.8	471	9.5
Tax Fees	989	22.5	1,160	23.4
All Other Fees	4	.1	139	2.8

Total Fees	$4,406	100.0%	$4,957	100.0%

Audit Fees: Audit fees include fees for professional services rendered for the audit of our consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports, and for the services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. (Note that approximately 45% of the audit fees in 2012 and 2011 relate to audits outside of the United States with statutory audits performed in 27 countries in 2012 and 2011.) Audit fees also include services provided to us in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state, and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and planning.

All Other Fees: All other fees include fees for all services other than those reported above including organization reviews. Also reported under “all other fees” are the costs of seminars and software provided on a subscription basis.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During 2012, all audit and permitted non-audit services were pre-approved by the Committee.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has tentatively selected PricewaterhouseCoopers LLP (“PwC”), to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013, pending agreement over the terms of their engagement. You will be asked to ratify this selection at the Annual Meeting. PwC, or its predecessors, has audited our books and records for many years.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC, as our independent registered public accounting firm for the current year (assuming the Audit Committee and PwC, reach an agreement over the terms of their engagement).

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to ensure alignment of management’s actions with shareholder interests. Section 14A of the Securities Exchange Act of 1934 now requires that the shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of our named executive officers, as we have described in the “Executive Compensation” section beginning on page 21. In response to the 2011 shareholder vote for an annual vote frequency, our practice of holding this vote annually will remain in effect at least until the next such shareholder advisory vote on frequency is held in 2017. Although the annual vote on the compensation of our named executive officers is an advisory (non-binding) vote, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR the following advisory (non-binding) shareholder resolution approving executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

INCORPORATION BY REFERENCE

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

References to our Web site address throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are not intended to incorporate our Web site by reference into this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2014, you must submit the proposal to the Secretary of the Company in writing by January 31, 2014. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2014, you must be sure the Secretary of the Company receives your written proposal by November 8, 2013. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents, on proxies solicited on behalf of the Board of Directors, will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by January 29, 2014.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We have begun delivering a single copy of the Annual Report to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 USA, (866) 509-5584, Continental Stock Transfer and Trust Company will promptly deliver a separate copy of the Annual Report to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above, and ask them to send a single copy to your address.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 17, 2013

Sonoco’s 2012 Annual Report and 2013 Proxy Statement are available via the Internet at:

http://www.cstproxy.com/sonoco/2013

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by Continental Stock Transfer and Trust Company, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify Continental Stock Transfer and Trust Company in writing (to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 USA) or by telephone (at 866-509-5584) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States), via the Internet or mark, sign, date, and return your proxy card or broker voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

Ritchie L. Bond

Secretary

March 8, 2013

Sonoco Products Company

As a shareholder of Sonoco Products Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 16, 2013.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	☒
The Board of Directors recommends a vote FOR items 1, 2, and 3.

	FOR ALL	FOR ALL EXCEPT	WITHHOLD FOR ALL
1. To elect five members to the Board of Directors.	☐	☐	☐

Nominees:	Three-Year Term:		05 T.E. Whiddon
	01 J.R. Haley 02 J.H. Mullin, III	03 P.R. Rollier 04 M.J. Sanders
(Instructions: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write the nominee(s) name(s) on the following blank line.)

*For All Except

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of PricewaterhouseCoopers, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To approve the advisory resolution on Executive Compensation.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE		☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date , 2013.

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The 2013 Proxy Statement and the 2012 Annual Report to Shareholders are available at: http://www.cstproxy.com/sonoco/2013

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA 29550 - USA

The undersigned hereby appoints Barry L. Saunders, Vice President and Chief Financial Officer, or Ritchie L. Bond, Vice President, Treasurer, and Secretary, as proxy agent, each with the power to appoint his substitute, and hereby authorizes him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 27, 2013 at the Annual Meeting of Shareholders to be held on April 17, 2013, or at any adjournment thereof, as instructed below and in their discretion upon all such other matters as may be properly presented for consideration at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, TO RATIFY THE SELECTION OF PWC LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued, and to be marked, dated and signed, on the other side)